Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT, INC.,

HALCYON TELEVISION LLC,

PARKSIDE ENTERTAINMENT INC. (WITH RESPECT TO CERTAIN RIGHTS AND OBLIGATIONS HEREIN)

and

SONAR ENTERTAINMENT, INC.

and

THOSE ENTITIES SET FORTH ON EXHIBIT 1 HERETO

dated

April 8, 2021

TABLE OF CONTENTS

Page

Article I DEFINITIONS		1

1.1	Certain Definitions	1

Article II PURCHASE AND SALE		1

2.1	Purchased Assets	1
2.2	Excluded Assets	2
2.3	Assumed Liabilities	3
2.4	Excluded Liabilities	3
2.5	Third Party Consents	4

Article III Purchase price		4

3.1	Purchase Price	4
3.2	The Closing	7
3.3	Further Assurances	7
3.4	Purchase of Sonar Canada Interests	8
3.5	Withholding	8

Article IV REPRESENTATIONS AND WARRANTIES OF SELLER		8

4.1	Organization and Qualification	8
4.2	Authority	8
4.3	Noncontravention	9
4.4	Tax Matters	9
4.5	Purchased Assets	10
4.6	Projects	10
4.7	Material Contracts	10
4.8	Litigation	11
4.9	Permits	11
4.10	Compliance	11
4.11	Employees	11
4.12	Brokers’ Fees	11
4.13	Sonar Canada	11
4.14	Disclaimer of Other Representations and Warranties	12

Article V REPRESENTATIONS AND WARRANTIES OF SELLER POST-ASSIGNMENT		12

5.1	Duly Appointed Assignee	12
5.2	Authorization and Validity	12
5.3	No Conflict	12
5.4	Law and Legal Proceedings	12
5.5	Title of the Acquired Assets	13
5.6	No Brokers or Finders	13

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Article VI REPRESENTATIONS AND WARRANTIES OF BUYER		13

6.1	Organization and Qualification	13
6.2	Authority	13
6.3	Noncontravention	13
6.4	Brokers’ Fees	14
6.5	Financial Capability	14
6.6	Buyer Entity	14

Article VII COVENANTS		14

7.1	Operation of Business Prior to Closing	14
7.2	Confidentiality; Public Information	16
7.3	General	17
7.4	Assignment.	17
7.5	Buyer as Additional Insured	17
7.6	Audited Financial Statements	17
7.7	Operation of Sonar Canada	17

Article VIII CONDITIONS PRECEDENT TO CLOSING		18

8.1	Conditions to Obligations of Buyer	18
8.2	Conditions to Obligations of Seller	19

Article IX INDEMNIFICATION		20

9.1	Indemnification by Seller	20
9.2	Indemnification by Buyer	20
9.3	Procedure for Asserting Claims for Indemnification	21
9.4	Survival	22
9.5	Exclusive Remedy; Sole Recourse	22
9.6	Limitations	22
9.7	Adjustment to Purchase Price	23
9.8	R&W Insurance Policy	23
9.9	Release by the Buyer	23

Article X TERMINATION		24

10.1	Termination of Agreement	24
10.2	Effect of Termination	25

Article XI TAX MATTERS		25

11.1	Periodic Taxes	25

Article XII FURTHER AGREEMENTS		26

12.1	Access to Information; Record Retention	26
12.2	Brokers or Finders	27

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Article XIII MISCELLANEOUS		27

13.1	No Third Party Beneficiaries	27
13.2	Entire Agreement	27
13.3	Succession and Assignment	27
13.4	Counterparts and Signature	27
13.5	Headings	27
13.6	Notices	28
13.7	Governing Law; Dispute Resolution	29
13.8	Amendments and Waivers	30
13.9	Severability	30
13.10	Expenses	30
13.11	Construction	30
13.12	Incorporation of Exhibits and Schedules	30
13.13	Specific Performance; Injunctions	30

ANNEXES

Annex A	– Defined Terms

EXHIBITS

Exhibit A	– Projects
Exhibit B	– Required Consents and Permitted Security Interests
Exhibit C	– CSS AVOD Agreements
Exhibit D	– Disclosure Schedules

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 8, 2021 (the “Effective Date”) by and among Chicken Soup for the Soul Entertainment, Inc. (“CSSE”), Halcyon Television LLC, a wholly owned subsidiary of CSSE (“Buyer Sub” and together with CSSE, the “Buyer”), and Sonar Entertainment, Inc. (“Sonar Parent”) and those entities set forth on Exhibit 1 hereto (“Sonar Subsidiaries” and together with Sonar Parent, the “Seller”). CSSE, Buyer Sub, and Seller are herein sometimes referred to collectively as the “Parties” and individually as a “Party”. Parkside Entertainment Inc. (“Parkside”) shall be deemed a “Party” and shall be included in the definition of “Buyer” herein with respect to the provisions hereof relating to the purchase of the Sonar Canada Interests (as defined below) and the rights and obligations of Buyer with respect thereto.

INTRODUCTION

A.                 Seller produces and distributes visual entertainment and related content (the “Business”), including, but not limited to, the television series and movies set forth on Exhibit A hereto (the “Projects”);

B.                  Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of Seller’s right, title and interest in and to the Projects and the other Purchased Assets (but excluding the Excluded Assets), and Seller desires to assign to Buyer, and Buyer desires to assume from Seller, the Assumed Liabilities (but excluding the Excluded Liabilities) on the terms and subject to the conditions set forth herein; and

C.                  Concurrently with the execution of this Agreement, Buyer, Seller and MidCap are entering into that certain Agent Consent to Assignment and Transfer of Purchased Assets (the “MidCap 2021 Agreement”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
DEFINITIONS

1.1               Certain Definitions. As used in this Agreement, defined terms shall have the meaning assigned to such terms set forth in Annex A hereto.

Article II
PURCHASE AND SALE

2.1               Purchased Assets. On the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer (except for the Sonar Canada Interests, which shall be sold, transferred, assigned, conveyed and delivered to Parkside), and Buyer (or Parkside) shall purchase from Seller, free and clear of all Security Interests (except for Permitted Security Interests), all right, title and interest of Seller in and to the assets set forth below (in each case, to the extent of such right, title and interest, collectively, the “Purchased Assets”):

2.1.1          all of the Projects;

2.1.2          all of the Project Assets (including the Contracts described in the definition thereof) relating to each Project;

2.1.3          all accounts receivable relating to the Purchased Assets (the “Accounts Receivable”), including all Accounts Receivable related to the Library which are set forth on Schedule 2.1.3 hereto (the “Library Accounts Receivable”);

2.1.4          all ideas, proposals and planned productions and projects comprising the Sonar Development Slate, all of which are set forth on Schedule 3.1.3 hereto;

2.1.5          the names and trademarks of Seller set forth on Schedule 2.1.5;

2.1.6          the existing MidCap collection accounts set forth on Schedule 2.1.6;

2.1.7          all of the equity interests (the “Sonar Canada Interests”) of Sonar Canada, Inc. (“Sonar Canada”);

2.1.8          all tangible property set forth on Schedule 2.1.8;

2.1.9          the offsite servers located at Data Center, Switch NAP 7, 7135 S. Decatur Blvd., Las Vegas, NV 89118 and the related data center lease arrangement;

2.1.10      all other assets of Seller not included in Excluded Assets; and

2.1.11      all Books and Records relating to the Purchased Assets and the Assumed Liabilities.

2.2               Excluded Assets. Notwithstanding the provisions of Section 2.1, Seller is not selling, transferring, assigning, conveying or delivering to Buyer any of the following assets (collectively, the “Excluded Assets”):

2.2.1          Seller’s rights or claims against third parties to the extent relating to any of the Excluded Assets or to the extent relating to the discharge by Seller of the Excluded Liabilities;

2.2.2          all rights or Actions to the extent relating to or arising in connection with any Actions listed or required to be listed on Section 4.8 of the Disclosure Schedule; provided, however, that any resolution of the same without Buyer’s consent shall not materially and adversely affect Buyer’s right in any Purchased Assets;

2.2.3          all refunds of and credits with respect to any Tax (a) that is an Excluded Liability, (b) with respect to the Purchased Assets for any Pre-Closing Tax Period, or (c) which Seller has paid (and for which Buyer is not obligated to reimburse or indemnify Seller) or for which Seller is otherwise liable. Any refunds of Taxes with respect to the Purchased Assets or the operation of the business for any Straddle Period shall be apportioned between Seller and Buyer in the same manner as the liability for such Taxes is apportioned pursuant to Article XI;

2.2.4          all insurance policies of Seller (“Seller Existing Policies”);

2.2.5          all interests in real property or portions thereof (including for which Seller is lessee);

2.2.6          all employment agreements and employment related or benefit plans;

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2.2.7          all cash and cash equivalents of Seller, together with any cash, deposit, checking, money market, savings or other similar accounts by or for the benefit of Seller;

2.2.8          all tangible property of Seller other than the tangible property (a) included in the Project Assets or (b) set forth in Sections 2.1.8 or 2.1.9 above, including the tangible property set forth on Schedule 2.2.8;

2.2.9          all equity interests other than the Sonar Canada Interests (and those of Sonar Canada’s subsidiaries (“Canada Subs”)); and

2.2.10      all Books and Records not directly relating to the Purchased Assets (including any Books and Records relating to the Excluded Assets or the Excluded Liabilities).

2.3               Assumed Liabilities. Buyer shall not assume or be obligated to discharge any obligations or liabilities of Seller except the following as the same relate to the ownership, use and/or operation or exploitation of the Purchased Assets on and after Closing (herein referred to as the “Assumed Liabilities”):

2.3.1          all obligations arising from the ownership, use and/or operation or exploitation of the Purchased Assets on and after the Closing Date, including Participation and Residual obligations in connection with collections attributable to the exploitation of the Purchased Assets that are received on and after the Closing Date, and all other obligations arising on and after the Closing Date under Contracts included in the Purchased Assets; and

2.3.2          all liabilities in respect of Taxes for which Buyer is liable pursuant to Article XI.

2.4               Excluded Liabilities. Buyer shall not assume or be liable for any obligations of Seller relating to the Purchased Assets other than the Assumed Liabilities (all such liabilities and obligations not being assumed are referred to herein as the “Excluded Liabilities”). For purposes of clarity and not exclusivity, none of the following shall be deemed an Assumed Liability (and instead shall be an Excluded Liability):

2.4.1          all liabilities or obligations to the extent related to any Excluded Asset;

2.4.2          all claims existing prior to Closing or arising from circumstances existing prior to Closing, including any Creditor Claims;

2.4.3          all obligations arising under Contracts included in the Purchased Assets prior to the Closing Date, including Participation and Residual obligations in connection with collections attributable to the exploitation of the Purchased Assets that are received prior to the Closing Date;

2.4.4          all liabilities of Seller in respect of (a) Taxes with respect to the ownership of the Purchased Assets by Seller prior to the Closing Date, subject to Article XI, (b) all liabilities in respect of Taxes for which Seller is liable pursuant to Article XI; and (c) all Taxes of Seller.

2.4.5          Any Actions existing prior to Closing or arising from circumstances existing on or prior to Closing, including any of the Actions listed or required to be listed on Section 4.8 of the Disclosure Schedule; and

2.4.6          all other liabilities that are not specifically included in the Assumed Liabilities.

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2.5               Third Party Consents. Promptly following execution of this Agreement through the time immediately preceding the Assignment, Seller shall use commercially reasonable efforts to obtain the third-party consents (including the consents of the holders of at least a majority of the voting stock of each Seller entity) required under any Material Contract or any other contract set forth on Schedule 2.5 hereto that are necessary to sell and transfer the applicable Purchased Assets covered thereunder (collectively, the “Third Party Consents”); provided, however, that, as described in Section 8.1(h) and 8.2, only those consents set forth on Exhibit B (the “Required Consents”) shall be required to be obtained by Seller as a condition to Closing. Buyer shall cooperate with Seller in connection with Seller’s efforts to obtain the Third Party Consents; provided, however, that Buyer shall not be required to (and Seller shall not, without the consent of Buyer, which may be withheld in Buyer’s commercially reasonable discretion) agree to any modification of or amendment to any such Material Contract. In the event that one or more Required Consents have not been obtained, then Buyer and Seller may mutually agree to effectuate the sale of the Purchased Assets via a sale pursuant to Section 363 of the U.S. Bankruptcy Code, with Buyer serving as the stalking horse bidder. To the extent a Closing occurs and one or more Third Party Consents or any other consent that may be required for the transfer to Buyer of any Purchased Asset have not been obtained, this Agreement shall not constitute an agreement to sell or transfer the Purchased Assets subject to any such consent not obtained at or prior to Closing. Buyer shall continue to use its commercially reasonable efforts post-Closing to obtain any consents not obtained prior to Closing. In addition, with respect to any such Purchased Assets for which a consent has not been obtained prior to Closing (and until such time as the applicable consent is obtained post-Closing), such Purchased Assets shall be deemed licensed exclusively to Buyer to the fullest extent permissible for a term equal to the remainder of the term of Seller’s rights therein and the balance of the benefits, if any, in connection with such Purchased Assets retained by Seller shall be held in trust for Buyer to the fullest extent permitted by law so as not to constitute a violation of the provisions of any underlying Contract; provided, that the foregoing shall apply for no more than a period of one (1) year following the Assignment, after which time the Buyer shall have an option by written notice to Seller on a Contract-by-Contract basis, to either take an assignment of the applicable Contract or to elect not to take an assignment of the applicable Contract (in which case the Buyer’s rights thereunder shall terminate).

Article III
Purchase price

3.1               Purchase Price.

3.1.1          In consideration for the sale and transfer of the Purchased Assets, and subject to the terms and conditions of this Agreement, Buyer shall pay to Seller, in addition to the assumption of the Assumed Liabilities, an amount equal to $19,500,000 (the “Initial Purchase Price”) payable in cash, by wire transfer of immediately available funds as follows: (a) at the Closing, an amount equal to the Initial Purchase Price minus the Holdback Amount, and (b) by no later than 90 days following the Closing, the Holdback Amount. The “Holdback Amount” means the amount, if any, at Closing by which borrowing availability under the credit facility to be provided by MidCap or an affiliate to Buyer and its subsidiaries is less than $10,000,000 (e.g., if such availability is $8,000,000, then the Holdback Amount would be $2,000,000). In addition, Parkside shall pay Seller at Closing $2,000 in cash for the Sonar Canada Interests (the “Sonar Canada Interests Payment”). If at the Closing the Parties and the counterparty to the Specified Agreement (as defined in the Disclosure Schedule) have not entered into a mutually approved amendment or new agreement with respect to the applicable Project and the related Project Assets, then all seasons of such Project and related Project Assets shall be deemed Excluded Assets (and accordingly, the Specified Agreement shall no longer be deemed a Material Contract) for all purposes under the Agreement and the Purchase Price (and accordingly, the initial Purchase Price) shall be reduced by $600,000.

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3.1.2          Notwithstanding anything to the contrary contained herein, after Closing, the Seller shall be entitled to additional payments (collectively, the “Additional Purchase Price”) from time to time as set forth herein as follows:

(a)                90% of all Library Accounts Receivable collected by the Buyer on and after the Closing;

(b)                95% of Contracted Current TV Business Cash Flow;

(c)                Subject to Section 3.1.4, 75% of Taboo 2 Business Cash Flow (solely to the extent the Taboo 2 Business Cash Flow is a positive number, and, for clarity, Seller shall have no liability for, and there shall be no deduction from, other amounts payable to Seller hereunder, if the Taboo 2 Business Cash Flow is a negative number); and

(d)                Subject to Section 3.1.4, 60% of Non-Contracted Current TV Business Cash Flow.

3.1.3          To the extent that the Slate Cash Flow is positive, Buyer shall also pay to Seller 20% of the Slate Cash Flow derived from or related to the exploitation of the Sonar Development Slate. All amounts paid by Buyer to Seller under this Section 3.1.3 shall be deemed Additional Purchase Price.

3.1.4          Notwithstanding anything to the contrary contained herein, no payments of Additional Purchase Price shall be made by Buyer to Seller with respect to Section 3.1.2(c) or Section 3.1.2(d), above, until after such time as Buyer has received or otherwise been credited with an aggregate of $23,500,000 from the amounts that would have otherwise been payable to Seller under such Sections. Schedule 3.1.4 sets forth an illustrative example of the calculation of recoupment mechanism set forth in this Section 3.1.4.

3.1.5          Post-Closing Reporting.

(a)                Within 10 Business Days of the end of each calendar month following Closing, Buyer shall deliver to Seller a written statement providing Buyer’s calculation of each item set forth in Section 3.1.2(a) and Section 3.1.2(b), above (“Monthly Additional Purchase Price Notice”). The Monthly Additional Purchase Price Notice shall be accompanied by payment of any Additional Purchase Price payable under Section 3.1.2(a) and Section 3.1.2(b) with respect to such monthly period taking into account any amounts previously paid thereunder.

(b)                Within 45 Days of the end of each calendar quarter following Closing, Buyer shall deliver to Seller a written statement providing Buyer’s calculation of each item set forth in Sections 3.1.2(c), 3.1.2(d) and 3.1.3, above (“Quarterly Additional Purchase Price Notice”). The Quarterly Additional Purchase Price Notice shall be accompanied by payment of any Additional Purchase Price payable under Sections 3.1.2(c), 3.1.2(d) and 3.1.3 with respect to such quarterly period taking into account any amounts previously paid thereunder.

(c)                Buyer shall be required to use commercially reasonable efforts to collect amounts due from third parties related to the items set forth in Sections 3.1.2 and 3.1.3 above. Seller shall have the audit rights prescribed under Section 3.1.7, below, with respect to any fiscal period during which Additional Purchase Price may be earned.

3.1.6          At the Closing, Buyer shall cause CSS AVOD, Inc. (“CSS AVOD”), a wholly owned subsidiary of CSSE, to issue shares of common stock representing 5% of the after-issued equity of CSS AVOD. At the Closing, the applicable parties shall enter into the CSS AVOD Share Purchase Agreement, the Stockholders Agreement and the revenue share agreement with Screen Media Ventures LLC (a wholly owned subsidiary of CSSE) in the forms attached hereto as Exhibit C (“CSS AVOD Agreements”).

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3.1.7          Seller shall have the following annual audit rights with respect to the payment of Additional Purchase Price:

(a)                Seller shall have the right, at its own initial expense (“Audit Expenses”), to conduct an audit of the relevant books, records and accounts of Buyer related to any and all items set forth in Sections 3.1.2 and 3.1.3, above, as is reasonably necessary to review and verify the calculation of Additional Purchase Price (or nonpayment thereof) for any fiscal year, on 30 days’ prior written notice (an “Audit Notice”) delivered to Buyer. Any such audit shall be conducted by Seller and its representatives during Buyer’s normal business hours in a manner reasonably undertaken to not disrupt the business of Buyer. Buyer shall keep and maintain true, detailed and accurate books and records together with supporting documentation of any and all accounts, transactions and other information which relate to or affect the calculation of the Additional Purchase Price and the elements thereof, and Buyer shall comply with the reasonable requests of Seller and its representatives and provide access to all books, records and accounts necessary to the audit.

(b)                In the event Seller determines in good faith that there has been an underpayment of Additional Purchase Price for the fiscal year, Seller shall provide Buyer with written notice of such underpayment (“Alleged Underpayment Notice”), which notice shall include reasonable detail of the Seller’s calculations of the items in Section 3.1.2 and Section 3.1.3 above, and the Additional Purchase Price due for such fiscal year. Within fifteen days of Buyer’s receipt of the Alleged Underpayment Notice, Buyer shall either (i) pay the amount of the underpayment set forth in the Alleged Underpayment Notice and shall reimburse Seller for its reasonable and documented Audit Expenses or (ii) advise Seller in writing that it challenges the calculations of Seller in the Alleged Underpayment Notice (“Calculation Challenge”).

(c)                Upon a Calculation Challenge, Buyer and Seller and their respective representatives shall meet within fifteen days of the Calculation Challenge and work in good faith to resolve the disputed amount and settle such matter as mutually agreed.

(d)                If no such resolution is achieved within fifteen days of the Calculation Challenge, Buyer and Seller shall promptly (and in no case less than thirty days after the Calculation Challenge) retain a mutually acceptable (it being agreed that FTI Consulting, Inc. is hereby pre-approved) independent auditor (an “Independent Auditor”) to review all books, records and accounts of Buyer as necessary to determine the accurate amount of Additional Purchase Price payable with respect to such fiscal year, which determination shall be binding on the parties. Buyer shall comply with the reasonable requests of the Independent Auditor and provide access to all books, records and accounts necessary to the audit. The Independent Auditor shall be instructed to commence its review within ten days of being retained and to use good faith efforts to complete its review within fifteen days after commencement.

(e)                If after final resolution by the Independent Auditor, it has been determined that there has been an underpayment of Additional Purchase Price for the fiscal year that is less than 5% of the amount calculated by Buyer in the original Additional Purchase Price Notice for the fiscal year, Buyer shall pay the amount of such underpayment to Seller within ten days of such determination, and the parties shall share equally in the Audit Expenses and the fees and expenses of the Independent Auditor (“Independent Auditor Fees”).

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(f)                 If after final resolution by the Independent Auditor, it has been determined that there has been an underpayment of Additional Purchase Price to Seller for the fiscal year equal to or greater than 5% of the amount calculated by Buyer in the original Additional Purchase Price Notice for the fiscal year, Buyer shall pay the amount of such underpayment to Seller within ten days of such determination, shall reimburse Seller for all reasonable and documented Audit Expenses and shall be responsible for the Independent Auditor Fees.

(g)                If after final resolution by the Independent Auditor, it has been determined that there has been an overpayment of Additional Purchase Price to Seller for the fiscal year equal to or greater than 5% of the amount calculated by Buyer in the original Additional Purchase Price Notice for the fiscal year, Buyer shall have a right of offset against any amounts payable by Buyer to Seller in the future, including Additional Purchase Price payments, and the parties shall share equally in the Audit Expenses and the Independent Auditor Fees.

3.1.8          All transfer (documentary or otherwise), value added, stamp, recording, registration, filing and conveyance taxes and sales and use taxes, and all other charges and administrative fees (including notary fees and municipal or county surcharges) applicable to or arising in connection with the transactions contemplated hereby or by any Ancillary Agreement (“Transfer Taxes”) shall be allocated to Buyer. Buyer and Seller shall cooperate in making and timely filing all Tax Returns as may be required to comply with the provisions of applicable Transfer Tax laws.

3.1.9          At any time during the 18 month period following the Closing, Buyer shall have the one-time right, exercisable upon written notice to Seller during such period, to buy out all future entitlements (i.e., entitlements not yet due and payable as of the date of such notice) of Seller set forth in Sections 3.1.2 and 3.1.3 in exchange for a one-time payment to Seller in cash equal to the Buyout Option Price as of the date of such notice.

3.2               The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place virtually, commencing at 10:00 a.m., Pacific time, on the next Business Day after the date on which the conditions to the obligations of the Parties to consummate the transactions contemplated hereby set forth in Article VIII (excluding the delivery of any documents to be delivered at or immediately prior to the Closing by any of the Parties and other than satisfaction of those conditions that by their terms are to be satisfied or waived at Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents and the satisfaction or waiver of such conditions) have been satisfied or waived (the “Closing Date”), and shall occur on the same date of and immediately following the Assignment. The Closing shall be deemed to be effective at 12:01 a.m. Pacific Time on the Closing Date. At the Closing (a) Seller shall deliver (or cause to be delivered) to Buyer the various certificates, instruments and documents required to be delivered under Section 8.1 and (b) Buyer shall deliver (or cause to be delivered) to Seller the various certificates, instruments and documents required to be delivered under Section 8.2.

3.3               Further Assurances. From and after the Closing, each Party agrees to (a) furnish upon request to each other Party such further information; (b) execute and deliver to each other Party such other documents (after a reasonable period to review and discuss such documents); and (c) do such other acts and things consistent herewith, all as another Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Ancillary Agreements to which it is a party.

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3.4               Purchase of Sonar Canada Interests. Parkside shall accept the transfer of the Sonar Canada Interests at the Closing directly from Seller in accordance with the terms of this Agreement and shall deliver to the Seller the Sonar Canada Interests Payment.

3.5               Withholding. Buyer shall be entitled to deduct and withhold from any payment made pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payment under the Code, or any provision of applicable state, local or foreign Law. If Buyer or any Person acting on its behalf believes that any withholding is required with respect to any payment, Buyer shall give written notice thereof to the payee in reasonable detail as soon as reasonably practicable and in no event later than five (5) Business Days prior to such amount being withheld, and Buyer shall provide such payee a reasonable opportunity to provide any applicable certificates, forms or documentation that would reduce or eliminate such withholding and shall otherwise cooperate with the payee to reduce or eliminate such withholding. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Attached hereto as Exhibit D(1) are disclosure schedules provided by Seller to Buyer (the “Seller Disclosure Schedule”). Any exception or qualification set forth in the Disclosure Schedule with respect to a particular representation or warranty contained in this Article IV shall be deemed to be an exception or qualification with respect to any other applicable representations or warranties contained in this Agreement to the extent it is reasonably apparent from the face of such disclosure that such exception or qualification applies for such other purpose. Seller (and for clarity, not Assignee) represents and warrants to Buyer as of the date hereof, and pursuant to the Seller Certification, Seller (and for clarity, not Assignee) shall represent and warrant as of the time immediately prior to the Assignment as follows:

4.1               Organization and Qualification. Each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to conduct business under the laws of each jurisdiction where the nature of its activities or business makes such qualification necessary, except where failure to so qualify or be in good standing would not result in a Seller Material Adverse Effect. Section 4.1 of the Disclosure Schedule sets forth an organization chart that includes each jurisdiction of formation of each Seller.

4.2               Authority. Each Seller has all requisite authority to own the Purchased Assets and to execute and deliver this Agreement and each Seller Ancillary Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Seller Ancillary Agreements by each Seller, the performance by each Seller of this Agreement and the Seller Ancillary Agreements and their obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary company action on the part of each Seller, and do not require any further proceedings to authorize such execution, delivery, performance or consummation. This Agreement has been duly and validly executed and delivered by each Seller and, assuming this Agreement constitutes the valid and binding agreement of the other Parties hereto, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by general equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies. Each Seller Ancillary Agreement, when duly and validly executed and delivered by each Seller will constitute, assuming such Seller Ancillary Agreement constitutes the valid and binding agreement of the counterparty or counterparties thereto, a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by general equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies.

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4.3               Noncontravention. Neither the execution and delivery of this Agreement or any Seller Ancillary Agreement by each Seller, nor the consummation by each Seller of the transactions contemplated hereby or thereby, will:

(a)                conflict with or violate any provision of the organizational documents of Seller;

(b)                except as disclosed on Section 4.3(b) of the Disclosure Schedule, require on the part of any Seller any filing with, or any permit, authorization, consent or approval of, any Governmental Entity (it being understood that no Seller makes any representations or warranties regarding the HSR Act);

(c)                except as disclosed on Section 4.3(c) of the Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any consent or waiver under any Material Contract, in each case, that would materially and adversely affect the Purchased Assets; or

(d)                violate any order, writ, injunction or decree specifically naming, or Law applicable to, Seller or any of its properties or assets.

4.4               Tax Matters.

(a)                Other than as disclosed on Section 4.4 of the Disclosure Schedule, Seller has timely filed or had timely filed on its behalf in each and every jurisdiction in which it is required to so file all material Tax Returns that it was required to file in respect of the Purchased Assets and the Seller’s businesses and operations, taking into account any extension of time within which to file, and all such Tax Returns were correct and complete in all material respects. All material deficiencies asserted or assessments relating to the Purchased Assets made as a result of any examination of the Tax Returns referred to in the preceding sentence have been paid in full or otherwise finally resolved or are being contested in good faith by appropriate proceedings. In respect of the Purchased Assets, Seller has paid (or had paid on its behalf) all material Taxes (whether or not shown on any Tax Return) for which it may be liable. No extension of time within which to file any Tax Return described in the first sentence of this Section 4.4(a) is in effect. There are no liens for material Taxes against any or in respect of Seller’s interest in the Purchased Assets (other than liens for Taxes which are not yet due and payable or Permitted Security Interests).

(b)                No action, suit, investigation, claim, examination or audit of or with respect to any Tax Return of Seller (to the extent such Tax Return relates to the Purchased Assets) by any Governmental Entity is currently in progress or has been threatened. With respect to the Purchased Assets, no written claim has ever been made by a Taxing Authority in a jurisdiction where Seller has never paid Taxes or filed Tax Returns asserting that Seller is or may be subject to Taxes assessed by such jurisdiction, which claim has not been resolved. No waiver of any statute of limitations relating to Taxes for which Seller (to the extent relating to the Purchased Assets) may be liable with respect to the Purchased Assets is in effect, and no request for such a waiver is outstanding. There are no Tax rulings, requests for ruling, or closing agreements relating to Taxes for which Seller (in respect of the Purchased Assets) may be liable.

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(c)                All Tax indemnity arrangements relating to the Purchased Assets (other than this Agreement) will terminate as to the Purchased Assets prior to the Closing and Buyer shall not have any liability thereunder and no obligations thereunder shall attach to any of the Purchased Assets on or after the Closing Date.

(d)                Notwithstanding anything to the contrary in this Agreement, Section 4.4 contains all of Seller’s representations and warranties regarding Taxes.

4.5               Purchased Assets. Seller has good title to, a valid leasehold interest in, or a valid license to use, all of the Purchased Assets, free and clear of all Security Interests (other than Permitted Security Interests). Schedule 2.1.3 sets forth all Library Accounts Receivable of the Business as reflected on the books and records of Seller as of the date of this Agreement. Schedule 3.1.3 sets forth a complete and accurate list of the Sonar Development Slate. Other than the Sellers, no other person, including any Affiliate of a Seller, has any rights in any of the Purchased Assets. No Affiliate of Seller organized in Australia or the UK has any material rights in any Project.

4.6               Projects.

(a)                Except as set forth in Section 4.6(a) of the Disclosure Schedule, neither Seller nor any of its Affiliates has granted any Security Interests, other than Permitted Security Interests, in the Project Assets.

(b)                No Project Assets have been exploited by Seller or its Affiliates in any manner that infringes upon or dilutes any intellectual property right of any person in any manner that would be reasonably likely to have a Seller Material Adverse Effect. Except as set forth on Section 4.6(b) of the Disclosure Schedule, to the Knowledge of Seller, no third party has exploited the Project Assets in any manner that violates, invalidates, infringes upon or dilutes any intellectual property right in any manner that would be reasonably likely to have a Seller Material Adverse Effect. Except as set forth on Section 4.6(b) of the Disclosure Schedule, to the Knowledge of Seller, there has been no material infringement or misappropriation or dilution by any third party of any Project or Project Assets, and Seller has not made or asserted any written complaint or claim alleging any such material infringement or misappropriation has occurred since January 1, 2019.

(c)                Section 4.6(c) of the Disclosure Schedule sets forth as of the date hereof all guild obligations relating to the Purchased Assets, including the Projects, and except as set forth on Section 4.6(c) of the Disclosure Schedule, as of the date hereof all obligations to all applicable guilds have been satisfied as required and evidence of such satisfaction has been previously provided to Buyer by Seller.

4.7               Material Contracts. Section 4.7 of the Disclosure Schedule sets forth a list of each Material Contract. Seller has made available to Buyer a correct and complete executed copy of each Material Contract. Each Material Contract is a legal, valid, binding and enforceable obligation of Seller (except as the foregoing may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by general equitable principles, including those limiting the availability of specific performance, injunctive relief, and other equitable remedies), and there exist no material defaults by Seller or, to Seller’s Knowledge, of any other party thereto, except as set forth in Section 4.7 of the Disclosure Schedule. Seller has not received written notice of (i) any violation of, or failure to comply with, any material term or requirement of any Material Contract or (ii) the intention of any party to terminate any Material Contract.

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4.8               Litigation. Except as set forth in Section 4.8 of the Disclosure Schedule: (i) there is no material Action pending or, to the Knowledge of Seller, threatened in writing against Seller with respect to, or which would otherwise adversely affect, the Purchased Assets before any Governmental Entity or arbitration body, including, but not limited to any that (A) relates to or involves any monetary amount, (B) seeks any injunctive or other equitable relief, or (C) relates to the transactions contemplated by this Agreement or which would otherwise prevent, delay or condition the consummation of such transactions; and (ii) there is no order or arbitration award issued by a Governmental Entity that is unsatisfied against Seller with respect to the Purchased Assets or the operation or use thereof.

4.9               Permits. Seller possesses (or has timely applied for the renewal, the granting of which is pending) all Permits necessary for its ownership and/or exploitation of the Purchased Assets, except where failure to do so would not result in a Seller Material Adverse Effect.

4.10           Compliance. Seller has used and operated the Purchased Assets and its businesses related thereto in compliance with all applicable Law at all times, except where failure to do so would not be reasonably likely to have a Seller Material Adverse Effect. Except as set forth in Section 4.10 of the Disclosure Schedule, Seller has never been subject to any material investigation or inquiry by any Governmental Entity with respect to the Purchased Assets or Seller’s use thereof.

4.11           Employees. Any required withholdings with respect to any employee of Seller, including all Taxes, have been made by Seller in compliance with Law. Except as set forth on Section 4.11(a) of the Disclosure Schedule, there is no Action with respect to any such employee, and, to the Knowledge of Seller, no such Action has been threatened in writing or orally against Seller. Except as set forth in Section 4.11(b) of the Disclosure Schedule, no Seller is a member of any union or subject to or a party to any collective bargaining agreement.

4.12           Brokers’ Fees. Except as set forth on Section 4.12 of the Disclosure Schedule, Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any Ancillary Agreement.

4.13           Sonar Canada. Sonar Canada is a wholly owned subsidiary of Sonar Entertainment, Inc. There exists no rights, warrants, options, contracts or other instruments or agreements providing any person with any rights to acquire any voting, economic or other interest in Sonar Canada. Seller has made available to Buyer true and complete copies of the unaudited consolidated financial statements (including any related notes thereto) of Sonar Canada for the fiscal years ended 2019 and 2020 (the “Sonar Canada Financial Statements”). Subject to normal audit adjustments and the absence of footnotes, the Sonar Canada Financial Statements were prepared in all material respects in accordance with United States generally accepted accounting principles applied on a consistent basis in accordance with past practice throughout the periods involved (except as may be indicated therein or in the notes thereto), and fairly present in all material respects the financial position of Sonar Canada and its subsidiaries at the respective dates thereof and the results of their operations and cash flows for the respective periods indicated. Other than the liabilities specifically set forth in the Sonar Canada Financial Statements or as otherwise specifically set forth in Section 4.13 of the Disclosure Schedule, Sonar Canada has no material liabilities. Sonar Canada has conducted its business in material compliance with all applicable Law since its formation. Sonar Canada is not liable for any Taxes in any jurisdiction other than the jurisdiction in which it is organized. Sonar Canada has paid (or has had paid on its behalf) all material Taxes for which it may be liable and has timely filed or had timely filed on its behalf all material Tax Returns in each and every jurisdiction in which it is required to do so (taking into account any extension of time within which to file). To the Knowledge of Seller, none of the operations of Sonar Canada constitutes a permanent establishment in any country other than Canada. No Form 8832 (Entity Classification Election) has been filed with the U.S. Internal Revenue Service with respect to Sonar Canada. Sonar Canada is not the subject of any litigation or any governmental inquiry or investigation, and to the Knowledge of Seller, not such litigation, inquiry or investigation has been threatened. Except for Permitted Security Interests or as set forth in Section 4.13 of the Disclosure Schedule there are no Security Interests on the assets of Sonar Canada. At Closing, all equity of Sonar Canada shall be transferred to Parkside free of any and all liens and encumbrance of any kind except Permitted Security Interests.

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4.14           Disclaimer of Other Representations and Warranties. Except as expressly set out in this Article IV or in any Ancillary Agreement, none of Seller or its Affiliates make any representation or warranty, express or implied, at law or in equity, including, without limitation, (a) with respect to merchantability or fitness for any particular purpose, in respect of the Transactions or the subject matter of this Agreement or the Ancillary Agreements and (b) with respect to any estimates, forecasts, projections or predictions or the accuracy of or omissions from any information or materials relating to the Purchased Assets or Seller that have been or hereafter are provided or made available to Buyer (including any such materials uploaded to the Datasite), and any such other representations or warranties are expressly disclaimed, and Buyer acknowledges that neither Buyer nor any of its Affiliates are relying and have not relied on any such disclaimed representations or warranties whatsoever.

Article V
REPRESENTATIONS AND WARRANTIES OF ASSIGNEE POST-ASSIGNMENT

Subject to the occurrence of the Assignment, Sonar (assignment for the benefit of creditors), LLC, in its capacity as the seller of the Purchased Assets to Buyer (the “Assignee”), represents and warrants to Buyer as of the Closing as follows:

5.1               Duly Appointed Assignee. In compliance with applicable law, Assignee is the duly appointed and acting assignee for the benefit of creditors under the Assignment. Assignee has provided Buyer with a full and complete copy of the General Assignment agreement pursuant to which the trust for the benefit of creditors was created and all of Seller’s assignable assets were assigned to the Assignee. There have been no known challenges to, threatened challenges to, and there exists no basis to challenge the Assignment or the enforceability thereof. Furthermore, except as provided in this Agreement, Assignee has not sold, assigned, licensed, encumbered (unless otherwise agreed to by Buyer) or otherwise transferred the Purchased Assets, or committed to do any of the forgoing.

5.2               Authorization and Validity. Assignee has all requisite power and authority to consummate this Agreement and any Ancillary Agreement to which it is or will be a party and to carry out its obligations hereunder and thereunder. This Agreement is a valid and binding obligation of Assignee, enforceable in accordance with its terms. All action on the part of Assignee necessary for the consummation by Assignee of this Agreement and the Ancillary Agreements has been taken.

5.3               No Conflict. The performance by Assignee of this Agreement and the Ancillary Agreements does not and shall not (with the giving of notice and/or the passage of time) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Assignee or the Purchased Assets are subject.

5.4               Law and Legal Proceedings. There is no pending or, to Assignee’s knowledge, threatened litigation against Assignee that would prevent the consummation of the sale transaction contemplated hereby.

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5.5               Title of the Acquired Assets. Assignee is hereby selling and assigning to Buyer all of Assignee’s right, title and interest in, to and under the Purchased Assets, without representation or warranty of any kind as of the Closing except as set forth in this Article V. To the knowledge of Assignee, as of the date hereof, no third party has expressed its objection to the sale of the Purchased Assets to Buyer.

5.6               No Brokers or Finders. Assignee has not employed any broker, agent or finder in connection with any transaction contemplated by this Agreement.

Article VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Attached hereto as Exhibit D(2) are disclosure schedules provided by Buyer to Seller (together with the Seller Disclosure Schedule, the “Disclosure Schedule”). CSSE and Buyer Sub jointly and severally represent and warrant to Seller as of the date hereof and the Closing Date as follows in Sections 6.1-6.6:

6.1               Organization and Qualification. Each of CSSE and Buyer Sub is duly organized, validly existing, and in good standing under the laws of the jurisdiction of their organization and is duly qualified to conduct business under the laws of each jurisdiction where the nature of its activities or business makes such qualification necessary, except where failure to so qualify or be in good standing would not result in a Buyer Material Adverse Effect.

6.2               Authority. Each of CSSE and Buyer Sub has all requisite power and authority to execute and deliver this Agreement and each Buyer Ancillary Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Buyer Ancillary Agreements by each of CSSE and Buyer Sub, the performance by CSSE and Buyer Sub of this Agreement and the Buyer Ancillary Agreements to which CSSE and/or Buyer Sub are a party and CSSE’s and Buyer’s obligations hereunder and thereunder, and the consummation by CSSE and Buyer Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of CSSE and Buyer Sub, and do not require any further proceedings to authorize such execution, delivery, performance or consummation. This Agreement has been duly and validly executed and delivered by CSSE and Buyer Sub and, assuming this Agreement constitutes the valid and binding obligation of the other Parties hereto, constitutes a valid and binding obligation of CSSE and Buyer Sub, enforceable against CSSE and Buyer Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by general equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies. Each Buyer Ancillary Agreement, when duly and validly executed and delivered by CSSE and Buyer Sub will constitute, assuming such Buyer Ancillary Agreement constitutes the valid and binding agreement of the counterparty thereto, a valid and binding obligation of CSSE and Buyer Sub, enforceable against CSSE and Buyer Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by general equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies.

6.3               Noncontravention. Neither the execution and delivery of this Agreement or any Buyer Ancillary Agreement by CSSE or Buyer Sub, nor the consummation by CSSE or Buyer Sub of the transactions contemplated hereby or thereby, will:

(a)                conflict with or violate any provision of the organizational documents of CSSE or Buyer Sub;

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(b)                require on the part of CSSE or Buyer Sub any filing with, or permit, authorization, consent or approval of, any Governmental Entity (it being understood that neither CSSE nor Buyer Sub makes any representations or warranties regarding the HSR Act);

(c)                conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract or Security Interest to which CSSE or Buyer Sub is a party or by which CSSE or Buyer Sub is bound or to which any of their respective assets is subject; or

(d)                violate any order, writ, injunction or decree specifically naming, or Law applicable to, CSSE or Buyer Sub or any of their respective assets.

6.4               Brokers’ Fees. Neither CSSE nor Buyer Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any Ancillary Agreement.

6.5               Financial Capability. Buyer currently has cash on hand and will have available to it at the Closing cash sufficient to enable it to make the payment of the Initial Purchase Price and discharge its other obligations under this Agreement.

6.6               Buyer Entity. Buyer Sub is a newly formed entity and is a wholly-owned direct or indirect subsidiary of CSSE formed solely for the purpose of effecting the Transactions. Except as set forth on Schedule 6.6, there are not and will not be at the time of Closing any Security Interests on any assets of Buyer Sub, and Buyer Sub does not and will not at the time of Closing have any obligations with respect to any indebtedness.

6.7       Parkside. Parkside represents and warrants to Seller as of the date hereof and the Closing Date as to itself only with respect to the matters described in Sections 6.1-6.3 above, mutatis mutandis.

Article VII
COVENANTS

7.1               Operation of Business Prior to Closing.

(a)                Except (a) as contemplated by this Agreement, (b) as required by applicable Law, (c) as set forth on Schedule 7.1 attached hereto, or (d) with Buyer’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned), during the period from the Effective Date until the earlier of the Assignment and the termination of this Agreement in accordance with Article X (the “Pre-Closing Period”), Seller shall not and shall not permit any subsidiary to:

(i)                 lease, assign, dispose of, transfer, sell, mortgage, pledge, or impose any Security Interest (other than a Permitted Security Interest) on or in any Purchased Assets (except pursuant to pre-existing Contracts or in the ordinary course of business consistent with past practice);

(ii)              grant any license or distribution rights in any Projects or Purchased Assets, except in the ordinary course of business or with the prior written consent of Buyer (which shall not be unreasonably withheld, delayed or conditioned);

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(iii)            terminate or materially amend, or waive any material right or obligation relating to the Purchased Assets, including, but not limited to, under or with respect to any Material Contract;

(iv)             incur any indebtedness for borrowed money, except for borrowing by the Seller from MidCap;

(v)               enter into any transaction between Seller on the one hand, and any Affiliate of Seller, on the other hand, with respect to any Purchased Assets;

(vi)             initiate any material Action with respect to or relating to the Purchased Assets;

(vii)          enter into any settlement, modification, amendment, pledge, promise to pay, payment plan or any other plan or undertaking with any creditor that is reasonably likely to materially adversely affect the value of the Non-Contracted TV Business or Taboo 2 Business to the Buyer or the ability of the Parties to consummate the transactions contemplated hereby in the manner prescribed hereby;

(viii)        file a material Tax Return or an amended material Tax Return (or otherwise change such material Tax Returns or make or change any material Tax election) which relates to the Purchased Assets with respect to periods or portions thereof ending on or before the Closing, in each case, to the extent such action adversely affects the value of any Purchased Assets in the hands of the Buyer;

(ix)             solicit any offers with any person for the sale of any Purchased Assets or the rights therein (except in the ordinary course of business and with the prior written consent of Buyer (which shall not be unreasonably withheld, delayed or conditioned)), including by way of merger, stock sale, business combination, reorganization, license arrangement, sale leaseback or assets sale or other transaction having the objective of selling, transferring or disposing any of the Purchased Assets outside of the ordinary course of business consistent with past practice; and

(x)               enter into any Contract or commitment with respect to any of the foregoing.

(b)                All proceeds collected on and after the Effective Date but prior to Closing by Seller with respect to the items set forth in Sections 3.1.2(c) and (d), above, shall be credited against the Initial Purchase Price and against the $23,500,000 recoupment amount prescribed by Section 3.1.4.

(c)                During the period from the Effective Date to the earlier of the Assignment and termination of this Agreement in accordance with Article X, Seller shall cooperate with Buyer in preparing for a transition of the Purchased Assets to Buyer at Closing and in preserving the Business during such period. In this regard, among other actions Seller shall, and shall cause its employees to:

(i)                 use commercially reasonable efforts to conduct the Business relating to the Purchased Assets in the ordinary course of business consistent with current practices; and

(ii)              provide Buyer and its employees with access to all reasonably available information regarding the Purchased Assets.

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7.2               Confidentiality; Public Information.

(a)                After the Closing, Seller shall keep confidential, and cause their Representatives to keep confidential, all confidential information that constitutes the Business or the Purchased Assets, except (i) as expressly permitted with Buyer’s written consent, (ii) disclosures otherwise made in satisfaction of any of the obligations under this Agreement, (iii) for information that becomes available to Seller or its Representatives on a non-confidential basis, provided, that, to Seller’s Knowledge, such source has not provided such information in violation of an obligation of confidentiality owed to Buyer or its Affiliates, (iv) as required by Law or administrative process, (v) to the extent disclosure of such information is reasonably necessary to defend or prosecute an Action, (vi) for disclosures to Representatives of Seller or (vii) for information that is available to the public on the Closing Date or thereafter becomes available to the public other than as a result of a breach of this Section 7.2(a); provided, that the foregoing shall not limit Seller’s ability to disclose any Material Contracts or Books and Records (or any portion thereof) to the extent relating to the Excluded Assets.

(b)                After the Closing, Buyer shall keep confidential and shall cause their Representatives to keep confidential, all confidential information in their possession that constitutes Excluded Assets, except (i) as expressly permitted with Seller’s written consent, (ii) disclosures otherwise made in satisfaction of any of the obligations under this Agreement, (iii) for information that becomes available to Buyer or its Representatives on a non-confidential basis, provided, that, to Buyer’s knowledge, such source has not provided such information in violation of an obligation of confidentiality owed to Seller or its Affiliates, (iv) as required by Law or administrative process, (v) to the extent disclosure of such Information is reasonably necessary to defend or prosecute an Action, (vi) for disclosures to Representatives of Buyer or (vii) for information that becomes available to the public other than as a result of a breach of this Section 7.2(b). Following Closing, no Party shall disparage the other in any written or oral communication.

(c)                Any initial press release or similar disclosure to be made by a Party with respect to the transactions contemplated hereby (an “Initial Press Release”) shall be subject to timely and prompt review and reasonable comment by the other Parties hereto prior to release of same. Any additional press releases made by a Party after the Initial Press Release shall not require the approval of any other Party.

(d)                It is understood and agreed that CSSE is a company with securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is required to file timely reports under the Exchange Act with the Securities and Exchange Commission and to make public press releases of material events relating to CSSE and its operations and has securities that are listed for trading on the Nasdaq Global Market and OTC. It is hereby agreed that CSSE shall file a Current Report on Form 8-K (“Form 8-K”) and make related press releases, including an Initial Press Release, disclosing the execution of this Agreement and the principal terms hereof at a time and in compliance with the disclosure requirements of the Exchange Act; provided, however, that Seller shall be provided with reasonable opportunity to review and comment on the Form 8-K and the Initial Press Release, which review shall be undertaken and completed promptly.

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7.3               General(a). Each of the parties hereto will use its commercially reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement.

7.4               Assignment.

7.4.1          Seller covenants to, immediately prior to the Closing, (a) make a general assignment for the benefit of Seller’s creditors in accordance with the requirements of the California Code of Civil Procedure and (b) assign all of its assets that are transferable to the Assignee (including, subject to third party consents, all Purchased Assets) for the benefit of all of the Seller’s creditors in accordance with Cal. Code Civ. Proc. §493.010 under the terms of the Assignment.

7.4.2          Through its acceptance of the Assignment, Assignee covenants that within 30 days after the date the Assignment has been accepted by it in writing, Assignee will give notice of the Assignment to the Seller’s creditors, equity holders and other parties in interest as set forth on the list provided by Seller to Assignee pursuant to Cal. Code Civ. Proc. §1802(c) and that the notice will be in compliance with the requirements of Cal. Code Civ. Proc. §1802(b) for purposes, among others, of providing opportunity for same to make claims in accordance with applicable law (“Creditor Claims”).

7.4.3          Seller covenants to provide to the Assignee, at the time of making the Assignment, a list of all of Sellers creditors, equity holders and other parties in interest, signed under penalty of perjury, which shall include the names, addresses, cities, states and zip codes for each Person together with the amount of that Person’s anticipated claim in the assignment proceedings as required by Cal. Code Civ. Proc. §1802(c).

7.4.4          Through its acceptance of the Assignment, Assignee covenants that it will distribute the proceeds of the Seller’s assets in accordance with the priorities set forth in the California Code of Civil Procedure.

7.5               [Reserved.]

7.6               Audited Financial Statements. Seller shall engage Moss Adams LLC to promptly undertake and complete an audit of the consolidated financial statements of Sonar Entertainment, Inc. and its subsidiaries for the years ended December 31, 2020 and 2019.

7.7               Operation of Sonar Canada. Following the Closing, Parkside shall not operate Sonar Canada or any of the Canada Subs in any manner that has a material adverse impact on the value of the Canadian federal and provincial tax credits held by the applicable Canada Subs as same existed as of Closing. Prior to Closing, Seller shall cause all intercompany liabilities between Sonar Canada and any Seller affiliate, and any Canada Sub and any Seller affiliate, to be converted into the equity of the applicable debtor or repaid and satisfied or otherwise terminated in a manner that shall not materially adversely affect Sonar Canada’s or any of the Canada Subs’ operations or their respective assets or any of the Purchased Assets. Prior to Closing, Seller shall prepare the certification required to be delivered under Section 8.1(k), below, and provide Buyer with a draft of same for prompt and reasonable review.

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Article VIII

CONDITIONS PRECEDENT TO CLOSING

8.1               Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Transactions is subject to the satisfaction (or written waiver by Buyer) of the following conditions:

(a)                immediately preceding the Assignment, the Seller shall have delivered a certification in a form mutually and reasonably satisfactory to the Parties (the “Seller Certification”) certifying that, the representations and warranties of Seller set forth in Article IV shall be true and correct at and as of such time, except for those representations and warranties that address matters only as of a specified date (which representations and warranties shall be true and correct as of such specified date) and except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect;

(b)                the Assignment shall have occurred and the representations and warranties of Assignee set forth in Article V shall be true and correct as of the Closing Date, except for those representations and warranties that address matters only as of a specified date (which representations and warranties shall be true and correct as of such specified date) and except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect;

(c)                Seller shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(d)                Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified in clauses (a) and (c) of this Section 8.1 is satisfied;

(e)                Assignee shall have delivered a customary assignment and assumption agreement, in a form reasonably acceptable to the Parties, duly executed by Assignee (the “Assignment and Assumption Agreement”);

(f)                 Assignee shall have delivered customary assignments, in recordable form reasonably acceptable to the Parties, with respect to each of the copyrights included in the Purchased Assets, duly executed by Assignee (the “Copyright Assignments”);

(g)                Assignee shall have delivered customary assignments, in recordable form reasonably acceptable to the Parties, with respect to each of the trademarks included in the Purchased Assets, duly executed by Assignee (the “Trademark Assignments”);

(h)                Seller shall have obtained and delivered to Buyer the Required Consents;

(i)                 Seller or Assignee shall have delivered to Buyer customary guild assumption agreements as required by each applicable guild (collectively, the “Guild Assumption Agreements”);

(j)                 Assignee shall have delivered a customary Bill of Sale, in a form reasonably acceptable to the Parties, duly executed by Assignee;

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(k)                Sonar Canada shall have delivered to Parkside (i) a certification, dated as of the Closing, signed by an officer of Sonar Canada to the effect that the equity interests in Sonar Canada are not “United States real property interests” within the meaning of Section 897 of the Code; and (ii) an executed notice to the Internal Revenue Service (in each case, as contemplated by Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c));

(l)                 each Seller entity which is (i) a regarded entity for U.S. federal income Tax purposes and (ii) is transferring assets hereunder shall have delivered to Buyer an IRS Form W-9;

(m)              Seller shall have delivered the Sonar Canada Interests to Parkside;

(n)                Seller shall have delivered all material items of tangible property that constitute the Purchased Assets to Buyer or provided Buyer with reasonable access to same;

(o)                Buyer shall have received from Seller audited financial statements of the consolidated companies of Seller for the calendar years 2019 and 2020; and

(p)                no judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of the Transactions, nor shall any Action be pending or threatened seeking to enjoin the consummation of the Transactions, in each case, excluding any judgment, order, decree, stipulation, injunction or Action under or pursuant to the HSR Act.

8.2               Conditions to Obligations of Seller. The obligations of Seller to consummate the Transactions are subject to the satisfaction (or the written waiver by Seller) of the following conditions:

(a)                the Assignment shall have occurred and all Required Consents shall have been obtained;

(b)                the representations and warranties of Buyer set forth in Article VI shall be true and correct at and as of the Closing Date as if made as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date) and except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect;

(c)                Buyer shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by Buyer under this Agreement as of or prior to the Closing;

(d)                Buyer shall have delivered to Seller its signature to the Assignment and Assumption Agreement;

(e)                Buyer shall have delivered to Seller its signature to the Copyright Assignments;

(f)                 Buyer shall have delivered to Seller its signature to the Trademark Assignments;

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(g)                Buyer shall have delivered to Seller the Guild Assumption Agreements duly executed by Buyer;

(h)                Parkside shall have executed and delivered such documentation as reasonably required by Seller to accept the Sonar Canada Interests;

(i)                 Buyer shall have delivered a Bill of Sale duly executed by Buyer;

(j)                 Buyer shall have delivered to Seller the CSS AVOD Agreements duly executed by Buyer or its applicable Affiliates;

(k)                no judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of any of the Transactions, nor shall any Action be pending or threatened seeking to enjoin the consummation of the Transactions, in each case, excluding any judgment, order, decree, stipulation, injunction or Action under or pursuant to the HSR Act.

Article IX
INDEMNIFICATION

9.1               Indemnification by Seller. Subject to the terms and conditions of this Article IX, effective from and after the Closing, Seller agrees to defend, indemnify and hold harmless each Buyer-Related Party in respect of and from and against, any and all Losses incurred or suffered by such Buyer-Related Party to the extent relating to, arising out of or resulting from a court or arbitration finding that Buyer is liable as a matter of law for any:

(a)                any failure by Seller to perform any covenant or agreement of Seller contained in this Agreement in any material respect;

(b)                the failure of Seller to pay, perform or discharge any Excluded Liability; or

(c)                breach or inaccuracy of the representations or warranties of Seller in Section 4.13.

9.2               Indemnification by Buyer1.. Subject to the terms and conditions of this Article IX, effective from and after the Closing, CSSE and Buyer Sub jointly and severally agree to defend, indemnify and hold harmless each Seller-Related Party in respect of and from and against, any and all Losses incurred or suffered by such Seller-Related Party to the extent relating to, arising out of or resulting from any:

(a)                breach or inaccuracy of the representations or warranties of Buyer in Sections 6.1, 6.2, 6.4 and 6.5 above;

(b)                any failure by Buyer to perform any covenant or agreement of Buyer contained in this Agreement in any material respect; or

(c)                the failure of Buyer to pay, perform or discharge any Assumed Liability.

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9.3               Procedure for Asserting Claims for Indemnification.

(a)                Third-Party Claims. Subject to the terms and conditions of this Article IX, all claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party shall be made in accordance with the following procedures. A Buyer-Related Party or Seller-Related Party entitled to indemnification hereunder (an “Indemnified Party”) shall give written notification, within thirty (30) days following such Indemnified Party’s notice of such third-party claim and on or before the applicable Survival Date, to the Party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any Action; provided, that any failure by an Indemnified Party to give such notification shall not relieve the Indemnifying Party of its obligations hereunder except if, and solely to the extent that, the Indemnifying Party shall have been materially prejudiced by such failure. Following delivery of such notification, the Indemnifying Party may, upon written notice to the Indemnified Party, assume control of the defense of such Action at the Indemnifying Party’s cost and expense with counsel reasonably satisfactory to the Indemnified Party so long as (i) the Action does not involve criminal allegations and is not made by a Governmental Entity; and (ii) the Indemnifying Party assumes the defense of such Action within thirty (30) days of receipt by the Indemnifying Party of notice of such Action. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense with full authority to enter into any settlement or compromise of such third party claim; provided, that the Indemnifying Party shall not be liable for any settlement entered into without its consent (such consent not to be unreasonably withheld, delayed or conditioned). The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party reasonably advised of the status of such Action and the defense thereof. The Indemnifying Party shall not agree to any settlement of such Action that does not include a complete release of all Indemnified Parties from all liability with respect thereto or that imposes any liability or obligation on any Indemnified Party without the prior written consent of the Indemnified Parties (such consent not to be unreasonably withheld, delayed or conditioned). The Indemnified Party and the Indemnifying Party shall cooperate in the conduct of the defense of a third-party claim. The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a third party claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(b)                Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article IX which is not subject to Section 9.3(a) shall deliver to the Indemnifying Party on or before the applicable Survival Date, a written notice (a “Claim Notice”) which contains (i) a description and the amount, if then known (the “Claimed Amount”), of any Liabilities incurred or suffered (or which reasonably could be incurred or suffered) by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article IX and a reasonable explanation of the basis therefor, and (iii) a demand for payment of the Claimed Amount. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (x) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by payment to the Indemnified Party of the Claimed Amount, by check or by wire transfer, as applicable), (y) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (such part, the “Agreed Amount”) (in which case such response shall be accompanied by a payment to the Indemnified Party of the Agreed Amount, by check or by wire transfer, as applicable, and the remainder of the Claimed Amount shall be resolved in accordance with the following provisions in this Section 9.3(b)), or (z) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, thirty (30) days thereafter, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such Dispute without recourse to litigation. If such Dispute is not resolved within thirty (30) days following the delivery by the Indemnifying Party of such contest notice, the Indemnifying Party and the Indemnified Party shall each have the right to submit such Dispute for resolution in accordance with the provisions of Section 13.7.

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9.4               Survival.

(a)                Except as otherwise provided, below, the representations and warranties of Seller and Buyer, and the covenants and agreements of Seller and Buyer that are required to be performed at or prior to Closing, shall terminate at the earlier of the Closing or the termination of this Agreement in accordance with Article X, and Buyer agrees that from and after the Closing it shall not be permitted to make, and none of Seller nor any of its Affiliates shall have any liability or obligation with respect to any claims for any breach of any representation or warranty set forth herein. The representations and warranties of Seller in Section 4.13 and of Buyer in Sections 6.1, 6.2, 6.4 and 6.5 shall survive for a period of 24 months immediately following the Closing, and the covenants and agreements of a Party that are required to be performed after the Closing and the covenants prescribed by Sections 7.4, 7.6 and 7.7 shall survive the Closing in accordance with their respective terms (each a “Survival Date”).

(b)                No Indemnifying Party shall have any liability or obligation of any nature with respect to any representation, warranty or covenant after the applicable Survival Date has expired; provided, that any claim that is properly asserted in writing pursuant to Section 9.3 prior to the expiration of the applicable survival period in accordance with the provisions hereof for such claim shall survive until such claim is finally resolved pursuant to this Agreement.

9.5               Exclusive Remedy; Sole Recourse. Notwithstanding anything to the contrary herein, other than claims for specific performance or injunctive relief as provided in Section 13.13, from and after the Closing, the rights and remedies of the Parties and any Indemnified Party under this Article IX and Section 10.2 shall be the sole and exclusive remedies which the Parties or any Indemnified Party may have under this Agreement or any certificate delivered by any Party at Closing or otherwise against each other with respect to this Agreement or any certificate delivered by any Party at Closing and with respect to the Transactions. Buyer agrees that its sole recourse for any claims under this Article IX shall be the right to offset, dollar for dollar, any payments of Additional Purchase Price otherwise payable by Buyer to Seller against any such amounts due to Buyer under this Article IX up to a maximum aggregate amount of (a) in the case of all Seller indemnification obligations arising in connection with Sections 9.1(a) and/or 9.1(b), $500,000, and (b) in the case of all Seller indemnification obligations arising in connection with Section 9.1(c), $500,000; it being agreed that Buyer shall first use commercially reasonable efforts to obtain recovery of such amounts under the R&W Insurance Policy prior to any such offset. For clarity, and without limiting the terms of Section 9.9 below, in no event shall Assignee have any liability or obligation under this Article IX.

9.6               Limitations. Except with respect to any claims of, or causes of action arising out of Fraud, the following limitations set forth in this Section 9.6 shall apply, in accordance with their terms, to the Indemnifying Parties’ respective indemnification obligations under this Article IX.

(a)                The amount of any Losses for which indemnification is provided under this Article IX shall be reduced by any related recoveries which the Indemnified Party actually receives (i) under insurance policies, (ii) pursuant to third party indemnification obligations, and each of the Indemnifying Parties and the Indemnified Parties with respect to any indemnification claim shall cooperate with each other and use commercially reasonable efforts in pursuing insurance or third-party indemnification claims with respect to any Liabilities or (iii) net of any Tax benefit available to the applicable Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses (including, without limitation, any Tax benefit arising in subsequent taxable years); provided, that the recovery of any amounts described in clause (i) shall not be a condition to indemnification rights hereunder. If an Indemnified Party receives any insurance payment or third party indemnification payment in connection with any claim for Losses for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within thirty (30) days of receiving such insurance payment or third-party indemnification payment, an amount equal to the lesser of (A) the amount previously received by the Indemnified Party under this Article IX with respect to such claim and (B) the amount of the insurance payment or third party indemnification payment received.

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(b)                Buyer and Seller agree that in the event of any breach giving rise to an indemnification obligation under this Article IX, the Indemnified Party shall and shall cause its Affiliates to use commercially reasonably efforts to cooperate with the Indemnifying Party and to take all reasonable measures requested by such Indemnifying Party to mitigate the Losses from such breach (including taking commercially reasonable efforts to prevent any contingent liability from becoming an actual liability). Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

9.7               Adjustment to Purchase Price. Any payment by any Indemnifying Party under this Article IX shall be treated, to the extent such payment can be properly so characterized under applicable Tax Law, by all Parties as an adjustment to the Purchase Price.

9.8               R&W Insurance Policy. Buyer and Seller shall use their respective commercially reasonable efforts to procure, at Buyer’s expense, a representations and warranties insurance policy (“R&W Insurance Policy”) for claims by Buyer for breaches of representations and warranties of Seller hereunder and shall provide a copy of the R&W Insurance Policy to Seller. The R&W Insurance Policy shall provide that (a) the applicable insurer shall have no right of subrogation against Seller or any of its Affiliates, and that the insurer has waived any such right of subrogation, except in the case of Fraud and in such case only against such Persons who are Parties and have committed such Fraud and (b) Seller and its Affiliates are third party beneficiaries of such waiver. It is hereby agreed that obtaining the R&W Insurance Policy shall not be a condition to Closing, and failure to obtain same shall not serve as grounds for a termination of this Agreement.

9.9               Release by the Buyer. For and in consideration of the execution of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, without further action by any Party, person, or entity, Buyer, on behalf of itself, its affiliates and its subsidiaries, shall release and discharge, and be deemed to have released and discharged, the Assignee and all of its current and former employees, officers, directors, members, managers, representatives, agents, predecessors, successors, assigns, attorneys, advisors, financial advisors and other professionals, of and from any claim, retained action, obligation, suit, judgment, damage, demand, debt, right, cause of action, and liability, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, arising from, based upon or relating to, in whole or in part, (i) the Purchased Assets; and (ii) the subject matter of, or the transaction or event giving rise to, any claim of Buyer against the Assignee, and any act, omission, occurrence or event in any manner related to such subject matter, transaction or obligation; provided that the foregoing release shall not limit nor be deemed to limit Buyer’s rights to enforce this Agreement in accordance with its terms.

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BUYER EXPRESSLY ACKNOWLEDGES THAT ALTHOUGH ORDINARILY A GENERAL RELEASE MAY NOT EXTEND TO CLAIMS WHICH THE RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR, WHICH IF KNOWN BY IT MAY HAVE MATERIALLY AFFECTED ITS SETTLEMENT WITH THE PARTY RELEASED, IT HAS CAREFULLY CONSIDERED AND TAKEN INTO ACCOUNT IN DETERMINING TO ENTER INTO THE ABOVE RELEASE THE POSSIBLE EXISTENCE OF SUCH UNKNOWN LOSSES OR CLAIMS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER EXPRESSLY WAIVES ANY AND ALL RIGHTS CONFERRED UPON IT BY ANY STATUTE OR RULE OF LAW WHICH PROVIDES THAT A RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CLAIMANT DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY IT MAY HAVE MATERIALLY AFFECTED ITS SETTLEMENT WITH THE RELEASED PARTY, INCLUDING, WITHOUT LIMITATION, THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542. THE RELEASES CONTAINED HEREIN ARE EFFECTIVE REGARDLESS OF WHETHER THOSE RELEASED MATTERS ARE PRESENTLY KNOWN, UNKNOWN, SUSPECTED OR UNSUSPECTED, FORESEEN OR UNFORESEEN, EXCLUDING THE CONTINUING OBLIGATIONS.

Buyer expressly waives all of the benefits and rights, if any, granted to it pursuant to California Civil Code section 1542, or any similar statute in any state, which reads as follows: a general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Article X
TERMINATION

10.1           Termination of Agreement. The Parties may terminate this Agreement prior to the Closing (by the delivery by the Party terminating this Agreement to each other Party of a written notice of such termination) as provided below:

(a)                the Parties may terminate this Agreement by mutual written consent;

(b)                Buyer or Seller may terminate this Agreement if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (other than any order, decree, ruling or action under or pursuant to the HSR Act), and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party hereto whose failure to perform or observe the covenants and agreements of such Party set forth herein caused such Governmental Entity’s denial, issuance or action;

(c)                Buyer may terminate this Agreement if the Closing has not occurred by the close of business on the day that is 120 days after the Effective Date (the “Outside Date”), unless such failure to effectuate the Closing is the result of Buyer’s material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(d)                Seller may terminate this Agreement if the Closing has not occurred by the Outside Date, unless such failure to effectuate the Closing is the result of Seller’s material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

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(e)                Buyer may terminate this Agreement if (i) Seller has materially breached a representation, warranty or covenant set forth in this Agreement, (ii) such breach would prevent the satisfaction of or result in the failure of any condition set forth in Section 8.1, and (iii) such breach has not been waived by Buyer or cured by Seller within twenty (20) Business Days after receipt by Seller of written notice from Buyer or is not reasonably capable of being cured by the Outside Date; provided, that Buyer may not terminate this Agreement pursuant to this Section 10.1(e) if Seller is permitted to terminate this Agreement pursuant to Section 10.1(f); and

(f)                 Seller may terminate this Agreement if (i) Buyer has materially breached a representation, warranty or covenant set forth in this Agreement, (ii) such breach would prevent the satisfaction of or result in the failure of any condition set forth in Section 8.2, and (iii) such breach has not been waived by Seller or cured by Buyer within twenty (20) Business Days after receipt by Buyer of written notice from Seller or is not reasonably capable of being cured by the Outside Date; provided, that Seller may not terminate this Agreement pursuant to this Section 10.1(f) if Buyer is permitted to terminate this Agreement pursuant to Section 10.1(e).

10.2           Effect of Termination.

(a)                Upon termination of this Agreement in accordance with this Article X, this Agreement shall immediately become void and there shall be no liability or obligation on the part of any of the Parties or their respective officers, directors or Affiliates arising from this Agreement, other than the provisions of Section 7.2 (Confidentiality; Public Information), this Section 10.2 (Effect of Termination) and Article XIII (Miscellaneous); provided, however, that nothing herein will relieve any Party from any Liability for any pre-termination breach by such Party of its representations, warranties, covenants or agreements set forth in this Agreement.

(b)                The Parties agree that if Seller or Buyer does not close the Transactions in circumstances in which the closing conditions set forth in Section 8.1 or Section 8.2 (as applicable) have been satisfied or waived, such election shall be deemed an intentional and willful breach of this Agreement and the other Party shall retain all other rights and remedies against the breaching Party relating to an intentional and willful breach by such breaching Party, including specific performance of this Agreement pursuant to Section 13.13 and recovery of monetary damages. In determining Losses recoverable upon termination by a Party for another Party’s breach, the Parties acknowledge and agree that such Losses shall not be limited to reimbursement of expenses or out-of-pocket costs and shall include the benefit of the bargain lost by such Party taking into consideration relevant matters, including other opportunities and the time value of money, which shall be deemed to be damages payable to such Party.

Article XI
TAX MATTERS

11.1           Periodic Taxes.

(a)                All personal property Taxes, real property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date (“Straddle Period Taxes”) shall be apportioned between Seller, on the one hand, and Buyer, on the other hand, as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

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(b)                Buyer shall be responsible for preparing and filing all such periodic non-income Tax Returns related to the Purchased Assets required to be filed after the Closing Date. With respect to any such periodic non-income Tax Return that relates to a Straddle Period, Buyer shall provide Seller with a copy of such completed Tax Return and a statement (with which Buyer will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that is allocable to Seller pursuant to this Section 11.1 at least 15 days prior to the due date (including any extension thereof) for filing of such Tax Return, and Seller shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return. Buyer and Seller agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and statement.

(c)                Each of Seller, on the one hand, and Buyer, on the other hand, shall provide reimbursement to the other party as necessary to give effect to this Section 11.1. At least five (5) days prior to Closing, Seller shall deliver an estimate (the “Tax Apportionment Estimate”) of the Straddle Period Taxes and portion of each such Straddle Period Tax which is allocable to the Pre-Closing Tax Period and the Post-Closing Tax Period. The Tax Apportionment Estimate shall be subject to Buyer’s review and if Buyer reasonably disputes any amount therein, the parties shall work in good faith to resolve such disputes before the Closing. At the Closing, the Buyer shall pay to the Seller an amount equal to all Straddle Period Taxes for Post-Closing Tax Periods which have been paid by Seller prior to Closing or which will be required to be paid to the applicable Governmental Entity following the Closing by Seller, and Seller shall pay to Buyer an amount equal to all Straddle Period Taxes for Pre-Closing Tax Periods which will be payable by the Buyer or its Affiliates to the applicable Governmental Entity following the Closing, in each case in accordance with the Tax Apportionment Estimate. Such payments shall be in full and final satisfaction of any obligations between the Buyer and Seller with respect to Straddle Period Taxes.

Article XII
FURTHER AGREEMENTS

12.1           Access to Information; Record Retention.

(a)                Access to Information. Subject to compliance with contractual obligations and applicable Laws, following the Closing, Seller shall afford to Buyer and Buyer’s Affiliates, authorized accountants, counsel and other designated representatives reasonable access rights during normal business hours, upon reasonable advance notice and in a manner so as to not unreasonably interfere with the conduct of business, to Information within the possession or control of Seller or its Affiliates and primarily relating to the Purchased Assets and Assumed Liabilities (but excluding any Information relating to the Excluded Assets and Excluded Liabilities), insofar as such access is reasonably required by Buyer for financial reporting, accounting matters, preparing financial statements, preparing and filing of any Tax Returns, prosecuting any claims for Tax refunds, defending any Tax claims or assessments, preparing securities law or exchange filings, prosecuting, defending or settling any litigation, environmental matters or preparation, submission or defense of an insurance claim, or performing this Agreement, any Ancillary Agreement and the transactions contemplated hereby or thereby.

(b)                Retention of Records. Except as otherwise required by Law or agreed to in writing by the Parties, Seller shall (and each shall cause each of Seller’s Affiliates to) use commercially reasonable efforts to preserve all material Information in its possession primarily pertaining to the Purchased Assets and Assumed Liabilities until the seventh (7th) anniversary of the Closing. Notwithstanding the foregoing, in lieu of retaining any specific Information, Seller may offer in writing to Buyer to deliver such Information to Buyer and, if such offer is not accepted within ninety (90) days, the offered Information may be disposed of at any time.

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12.2           Brokers or Finders. Buyer shall bear the fees and expenses of any agent, broker, investment banker or other firm or Person engaged by Buyer or any of its Related Persons that is entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with this Agreement, the Ancillary Agreements or any transaction contemplated hereby or thereby. Seller shall bear the fees and expenses of any agent, broker, investment banker or other firm or Person engaged by Seller or any of its Related Persons that is entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with this Agreement, the Ancillary Agreements or any transaction contemplated hereby or thereby.

Article XIII
MISCELLANEOUS

13.1           No Third Party Beneficiaries. Except as provided by applicable Law or otherwise expressly provided in Article IX, neither this Agreement nor any Ancillary Agreement shall confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.

13.2           Entire Agreement. This Agreement (and schedules and exhibits hereto) and the Ancillary Agreements (if and when executed and delivered), constitute the entire agreement by and between the Parties. This Agreement supersedes any prior agreements or representations by or among Buyer and Seller, whether written or oral, with respect to the subject matter hereof.

13.3           Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer (in the case of Seller) or Seller (in the case of Buyer), in such Party’s sole discretion; provided that (a) Buyer may assign its rights hereunder to an Affiliate without the prior written consent of any other Party (but no such assignment shall limit or affect the assignor’s obligations hereunder), (b) Seller may assign its rights to receive payment hereunder to any Person, and (c) Seller shall assign this Agreement to the Assignee immediately prior to Closing as part of the Assignment. Any attempted assignment in violation of this Section 13.3 shall be null and void.

13.4           Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party hereto and delivered to the other Parties, it being understood that each Party need not sign the same counterpart. No Party shall assert that the use of a facsimile machine or electronic transmission to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or electronic transmission, constitutes a defense to the formation or delivery of a contract or a document, and each Party hereto forever waives any such defenses.

13.5           Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

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13.6           Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.6):

If to CSSE, or Buyer Sub:

Chicken Soup for the Soul Entertainment, Inc.

132 E Putnam Ave

Cos Cob, Connecticut 06807

Attention: William J. Rouhana, Jr.

Facsimile:

Email: wrouhana@chickensoupforthesoul.com

If to Parkside:

Parkside Entertainment Inc.

693 Queen St. East

Toronto, Ontario, CANADA

M4M 1G6

Attention: Eric Birnberg

Facsimile:

Email: ericb@highparkentertainment.com

with copies in each case (which shall not constitute notice) to:

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, NY 11074

Attention: David Alan Miller and Brian L. Ross

Facsimile: 212-818-8881

Email:	dmiller@graubard.com
bross@graubard.com

If to Seller:

c/o Sonar Entertainment, Inc.

One Culver
10000 Washington Blvd.

6th Floor, Suite 06-162

Culver City, California  90232

Attention:  Chan Park

E-mail:  cpark@sonarent.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
10250 Constellation Blvd, #1100

Los Angeles, CA 90067
Attention: Joseph A. Calabrese
Facsimile: 1.424.653.5501
Email: joseph.calabrese@lw.com

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Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

13.7           Governing Law; Dispute Resolution.

(a)                This Agreement and the legal relations between and among the Parties shall be governed by and construed in accordance with the Laws of the State of California without giving effect to any Law that would cause the Laws of any jurisdiction other than the State of California to be applied.

(b)                Any Dispute that may arise between two or more parties with respect to this Agreement, including the determination of the scope or applicability of this agreement to arbitrate, that cannot be settled by negotiation between the parties within a period of thirty (30) days shall be submitted for arbitration conducted in accordance with the JAMS Comprehensive Arbitration Rules with Expedited Procedures (“JAMS”) in Los Angeles, CA, and judgment on the award rendered by the Arbitrator (as defined below) may be enforced in any court of competent jurisdiction. The Dispute shall be heard by one (1) arbitrator selected by mutual agreement of the Seller and Buyer (the “Arbitrator”), and the decision of the Arbitrator shall be final and binding on the disputing parties. The parties shall request and use all reasonable efforts to assist the Arbitrator to reach a decision as soon as possible. The arbitration shall be scheduled no later than one hundred and twenty (120) days after appointment of the Arbitrator, and the Arbitrator shall issue his or her decision within thirty (30) days of the submission of the matter to the Arbitrator for decision, and in no event more than one hundred and fifty (150) days after appointment of the Arbitrator. Consistent with the expedited nature of arbitration, each Party will, upon the written request of the other parties involved in the arbitration, promptly provide the others with copies of documents on which the producing party may rely in support of or in opposition to any claim or defense. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the Arbitrator, which determination shall be conclusive. All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information. All hearings conducted by the Arbitrator shall be conducted in English and recorded by a court reporter for purposes of preparing a transcript. Upon the request of either party, the Arbitrator’s award shall include findings of fact and conclusions of law, provided that such findings and conclusions may be in summary form. In ordering any discovery, the Arbitrator shall balance the policy favoring discovery against the policy facilitating cost-effective and expeditious resolution of disputes. All discovery shall be completed within ninety (90) days following the appointment of the Arbitrator. In any arbitration arising out of or related to this Agreement, the arbitrator(s) shall award to the prevailing party the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. Upon request of either party, the Arbitrator shall require that the subject arbitration proceedings be kept confidential and no party shall disclose or permit the disclosure of any information produced or disclosed in the arbitration proceedings until the award is final. Any claim for relief, including all claims for preliminary, provisional, or injunctive relief, and all questions regarding the arbitrability of a claim or scope thereof, shall be submitted exclusively to the Arbitrator for determination, and in selecting arbitration the parties agree and acknowledge that they are waiving the right to trial by jury.

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13.8           Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

13.9           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or any arbiter of Disputes declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

13.10        Expenses. Except as otherwise specifically provided to the contrary in this Agreement, including in Section 10.2, each of the Parties shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

13.11        Construction. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by “without limitation” or words of similar import; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the Preliminary Statement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (f) references to a contract or agreement mean such contract or agreement as amended or otherwise modified from time to time; (g) references to a person or entity are also to its permitted successors and assigns; (h) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and (j) references to a law include any rules, regulations and delegated legislation issued thereunder. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party.

13.12        Incorporation of Exhibits and Schedules. The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

13.13        Specific Performance; Injunctions. The Parties agree that, in the event of any breach or threatened breach by any Party of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other Party: (a) such other Party shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other Party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Action.

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13.14        No Recourse Against Non-Parties. No past or present Representatives of Sonar Parent or Sonar Subsidiaries (collectively, “Non-Party Affiliates”) shall have any liability (whether in contract or in tort, at law or in equity, or otherwise) for any representations, warranties, covenants, obligations or liabilities of any Party hereto under this Agreement or the Ancillary Agreements for any claim or Action based on, in respect of or by reason of the transactions contemplated herein and Buyer and Parkside each waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates (who shall be third party beneficiaries of this Section 13.14).

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLER:

SONAR ENTERTAINMENT, INC.

By:	/s/ Robert Wexler
Name:	Robert Wexler
Title:	Authorized Signatory

ON BEHALF OF AND AS AUTHORIZED SIGNATORY FOR ALL SELLER ENTITIES ON EXHIBIT 1:

By:	/s/ Robert Wexler
Name:	Robert Wexler
Title:	Authorized Signatory

Signature Page to Asset Purchase Agreement

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT, INC.

By:	/s/ William J. Rouhana Jr
Name:	William J. Rouhana Jr
Title:	CEO

HALCYON TELEVISION LLC

By:	/s/ William J. Rouhana Jr
Name:	William J. Rouhana Jr
Title:	CEO

With respect to the purchase of the Sonar Canada Interests and Buyer’s rights and obligations with respect thereto, including Sections 2.1.7, 2.2.9, 3.1.1, 3.4, 4.13, 6.7 7.7, 8.1(k), 8.1(m), and 8.2(h) hereto:

PARKSIDE ENTERTAINMENT INC.

By:	/s/ Thomas Walden
Name:	Thomas Walden
Title:	President

Signature Page to Asset Purchase Agreement

Annex A

Defined Terms

“Action” means any claim, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation.

“Accounts Receivable” has the meaning set forth in Section 2.1.3.

“Additional Purchase Price” has the meaning set forth in Section 3.1.2.

“Affiliate” of any Person is another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person. For purposes of this definition “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreed Amount” has the meaning set forth in Section 9.3(b).

“Agreement” has the meaning set forth in the Preliminary Statement.

“Alleged Underpayment Notice” has the meaning set forth in Section 3.1.7(b).

“Ancillary Agreements” means the Seller Ancillary Agreements and the Buyer Ancillary Agreements.

“Arbitrator” has the meaning set forth in Section 13.7(b).

“Assignee” has the meaning in the preamble to Article V.

“Assignment” means a General Assignment for the Benefit of Creditors commenced by Seller in accordance with California Code of Civil Procedure §§ 493.010-060 and 1800-1802.

“Assignment and Assumption Agreement” has the meaning set forth in Section 8.1(e).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Audit Expenses” has the meaning set forth in Section 3.1.7(a).

“Audit Notice” has the meaning set forth in Section 3.1.7(a).

“Books and Records” means all files, documents, correspondence, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, regulatory filings, technical documentation, marketing documentation, and other similar materials, but excluding Tax Returns and Tax workpapers, worksheets, files and documents of Seller and its Affiliates, in each case whether or not in electronic form.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Los Angeles, California are permitted or required by Law, executive order or governmental decree, to remain closed.

“Buyer” has the meaning set forth in the Preliminary Statement.

“Buyer Ancillary Agreement” means any agreement, document or certificate of Buyer executed and delivered pursuant to this Agreement or in connection with the Closing.

“Buyer Material Adverse Effect” means any event, change, effect, circumstance or occurrence that, individually or in the aggregate: (a) is or is reasonably likely to be materially adverse to business, operations or financial condition of CSSE and its subsidiaries, taken as a whole; or (b) materially impairs the ability of Buyer to consummate the transactions contemplated by this Agreement or the Ancillary Agreements; provided, however, that a “Buyer Material Adverse Effect” shall not include any adverse event, change, effect, circumstance or occurrence resulting from or arising out of: (i) actions taken or failed to be taken by Buyer at the request of Seller; (ii) changes in general legal, tax, regulatory, political or business conditions in any country or region; (iii) any failure by Buyer to meet any projections, guidance, estimates, forecasts or milestones for or during any period ending on or after the date hereof, but not including any underlying causes thereof; (iv) changes in accounting standards (or the interpretation thereof); (v) changes in conditions in the U.S. or global economy, capital, financial or credit markets generally, including changes in interest or exchange rates; and (vi) epidemics, pandemics or disease outbreaks, other than COVID-19, or COVID-19 Measures or any change in COVID-19 Measures or interpretations thereof; provided that in the case of each of clauses (ii) or (iv) such event, change, effect, circumstance or occurrence shall be taken into account in determining whether there has been a “Buyer Material Adverse Effect” to the extent that such event, change, effect, circumstance or occurrence has a disproportionate and material adverse impact on the business or operations of the Buyer taken as a whole, compared to other similar companies in the same industry.

“Buyer-Related Parties” means Buyer and its Affiliates and the owners, equity holders, officers, directors, members, managers, employees, agents, representatives and permitted successors and assigns of each of the foregoing.

“Buyer Sub” has the meaning set forth in the Preliminary Statement.

“Buyout Option Price” means, as of a particular date of calculation, an amount equal to (a) the Total Purchase Price, less (b) the Initial Purchase Price, less (c) all Additional Purchase Price paid to Seller under Sections 3.1.2 and 3.1.3 as of such date, less (d) $21.5 million.

“Calculation Challenge” has the meaning set forth in Section 3.1.7(b).

“Claim Notice” has the meaning set forth in Section 9.3(b).

“Claimed Amount” has the meaning set forth in Section 9.3(b).

“Closing” has the meaning set forth in Section 3.2.

“Closing Date” has the meaning set forth in Section 3.2.

“Code” means the Internal Revenue Code of 1986, as amended and the regulations and rules thereunder.

“Consent” means any consent, approval, concession, grant, waiver, exemption, license, entitlement, franchise, development right, certificate, variance, registration, permit, order or other authorization of or notice of any Person.

“Contract” means any contract or agreement and any legally binding undertaking, commitment, arrangement or understanding whether in writing or oral.

“Contracted Current TV Business Cash Flow” means the amount, calculated on a cumulated basis, equal to (a) all gross amounts received by or credited to Buyer or its Affiliates from the Current TV Contracts, plus (b) all amounts received by or credited to the account of Buyer or its Affiliates from tax credits attributable to the Current Seasons, less (c) all cash disbursements paid by the Buyer related to production of the Current Seasons. Schedule 3 includes estimated outstanding amounts of Contracted Current TV Business Cash Flow as of March 31, 2021.

“Copyright” has the meaning set forth in the definition of Project Assets.

“Copyright Assignments” has the meaning set forth in Section 8.1(f).

“COVID-19” means COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any applicable industry group or Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“Creditor Claims” has the meaning set forth in Section 7.4.2.

“CSSE” has the meaning set forth in the Preliminary Statement.

“Current Seasons” means the seasons of the Current TV Projects set forth on Schedule 1.

“Current TV Contracts” means the Contracts relating to the Current TV Projects set forth on Schedule 3, solely to the extent such Contracts relate to the Current Seasons.

“Current TV Projects” means the Projects set forth on Schedule 2.

“Datasite” means that certain virtual data room entitled “SONAR Entertainment – Virtual Data Room” set up by FTI Consulting at secure.caplinked.com.

“Disclosure Schedule” has the meaning set forth in Article VI.

“Disputes” means all controversies, claims or disputes between or among any of the Parties arising out of this Agreement or the Ancillary Agreements, including all contractual, tortious, common law, statutory, legal or equitable claims or any other claims or disputes concerning the terms, the meaning of the terms’ implementation and/or the provisions of this Agreement.

“Distribution Costs” means all actual, third party, out-of-pocket costs incurred by Buyer and its Affiliates in connection with distribution of the applicable content, including, but not limited to delivery costs, home video costs (including but not limited to replication, manufacturing, shipping, returns, marketing incentive programs (i.e., SPIFF and MDFs), and internal rebate programs), advertising, marketing, music performance rights fees, digital encoding costs, streaming, broadband, shipping, satellite feeds, , tape duplication, tape shipping, closed captioning, subtitling, dubbing taxes, editing, re-mastering, and collection costs, taking into account all discounts, rebates, allowances, and adjustments, but excluding, for clarity, any distribution fees or other similar amounts payable to any third parties.

“Effective Date” has the meaning set forth in the Preliminary Statement.

“Exchange Act” has the meaning set forth in Section 7.2(d).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Form 8-K” has the meaning set forth in Section 7.2(d).

“Fraud” means a claim for Delaware common law fraud with a specific intent to deceive based on a representation contained in this Agreement; provided, that, at the time such representation was made, (i) it was materially inaccurate, (ii) the Party making such representation had actual knowledge (with no duty of inquiry and excluding imputed or constructive knowledge) of the material inaccuracy thereof and failed to notify the other Party or otherwise correct the same, (iii) the Party making such representation had the specific intent to deceive the other Party, and (iv) the other Party acted in reliance on such inaccurate representation and suffered financial injury as a result thereof. For the avoidance of doubt, “Fraud” does not include (A) any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness or (B) extra-contractual representations made, or alleged to have been made, by or on behalf of any Person.

“Governmental Entity” means any court, administrative agency or commission or other governmental or regulatory authority or agency.

“Guild Assumption Agreements” has the meaning set forth in Section 8.1(i).

“Holdback Amount” has the meaning set forth in Section 3.1.1.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Party” has the meaning set forth in Section 9.3(a).

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Independent Accountant” means any firm of independent accountants of national standing to which Seller and Buyer agree in writing.

“Independent Auditor” has the meaning set forth in Section 3.1.7(d).

“Independent Auditor Fees” has the meaning set forth in Section 3.1.7(e).

“Information” means, collectively, all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information.

“Initial Press Release” has the meaning set forth in Section 7.2(c).

“Initial Purchase Price” has the meaning set forth in Section 3.1.1.

“JAMS” has the meaning set forth in Section 13.7(b).

“Law” means any federal, state, local, municipal, foreign, international, multinational or administrative order, constitution, law, ordinance, principle of common law, rule, regulation, statute or treaty.

“Liabilities” means any liabilities, of whatever kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, disclosed or undisclosed, matured or unmatured, direct or indirect, due or to become due, vested or unvested, executory, determined, determinable, contingent, conditional, implied, vicarious, derivative, joint, several, secondary or otherwise) and whether or not the same is required to be accrued on any financial statements, including any liability for Taxes.

“Library” means the Projects set forth on Schedule 5.

“Library Accounts Receivable” means the aggregate gross amount of the accounts receivable relating to the Library as set forth in Schedule 2.1.3. Schedule 2.1.3 includes estimated outstanding amounts of Library Accounts Receivables as of March 31, 2021.

“Losses” means and includes any loss, damage, injury, amount paid pursuant to a settlement or judgment, award, fine, penalty, Tax, fee (including any reasonable outside legal fee, accounting fee or expert fee), charge, cost (including any cost of investigation) or expense of any nature, excluding unforeseeable, indirect, incidental, punitive, special or exemplary or similar damages and damages in the nature of lost profits.

“Material Contracts” means each of the following Contracts to which Seller is a party and which are included in the Purchased Assets: (i) Contracts pursuant to which Seller or its Affiliates license or grant any distribution and/or agency rights in any Current TV Project from or to a third party and which Seller reasonably expects to result in payments to or from Seller or its Affiliates in excess of $200,000 in the next 12-month period, (ii) any Contracts pursuant to which Seller or its Affiliates license or grant any distribution and/or agency rights in any Project included in the Library and which Seller reasonably expects to result in payments to Seller or its Affiliates in excess of $250,000 in the next 12-month period; (iii) all Contracts that contain any commitments or obligations (contingent or otherwise) of the Seller or its Affiliates to fund any amount that is outstanding in connection with the production of any Project other than the Sonar Development Slate; (iv) all Contracts containing covenants that materially limit or restrict the Seller from (A) engaging in any business, or (B) engaging in any line of business or competing with any Person, in any geographic area, in each case, other than ordinary course license exclusivity, holdbacks and other similar provisions; and/or (v) Contracts otherwise set forth in Section 4.7 of the Disclosure Schedule.

“MidCap” means MidCap Financial Trust and its affiliates.

“MidCap 2021 Agreement” has the meaning set forth in the Recitals.

“Monthly Additional Purchase Price Notice” has the meaning set forth in Section 3.1.5.

“Non-Contracted Current TV Business Cash Flow” means the amount, calculated on a cumulated basis, equal to (a) all gross amounts received by or credited to Buyer or its Affiliates relating to the Current Seasons of the Current TV Projects (other than amounts included in the Contracted Current TV Business Cash Flow), less (b) all Distribution Costs incurred by Buyer in connection with the Current Seasons of the Current TV Projects (including cash disbursements paid by the Buyer for Participations and Residuals arising from the amounts described in the foregoing clause (a)).

“Non-Party Affiliates” has the meaning set forth in Section 13.14.

“Order” means any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Entity or any arbitrator or arbitration panel; or (b) contract with any Governmental Entity that is or has been entered into in connection with any Action.

“Outside Date” has the meaning set forth in Section 10.1(c).

“Participation” means any contingent right in, or right to receive, money or other consideration in respect of the exploitation of the Projects, including contingent bonuses, defined receipt contingent bonuses, contingent proceeds, gross receipts, net proceeds, deferments, box office bonuses, startpoint bonuses, advances and any other third party participation by whatever name called.

“Party” or “Parties” has the meaning set forth in the Preliminary Statement.

“Permit” or “Permits” means all permits, licenses, authorizations, approvals, easements or rights of way required by requirements applicable to real properties or entered into with, or obtained from, any Governmental Entity with regard to real properties, including all conditional use permits, alcoholic beverage sales licenses, building permits, zoning and land use permits, and entitlements.

“Permitted Security Interests” has the meaning set forth on Exhibit B.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Entity.

“Post-Closing Tax Period” has the meaning set forth in Section 11.1.

“Pre-Closing Period” has the meaning set forth in Section 7.1(a).

“Pre-Closing Tax Period” has the meaning set forth in Section 11.1.

“Preliminary Statement” means the paragraph preceding the Introduction to this Agreement.

“Project” has the meaning set forth in the Recitals.

“Project Assets” means, with respect to a Project, all of Seller’s right title and interest in and to the following:

(a)                any and all versions existing of such Project, and all elements thereof (including the teleplay and story) and all trailers, “bloopers”, footage, trims and outtakes thereof (including, without limitation, the director’s cut and the final cut and any and all versions of each of the foregoing (in any and all languages), “behind the scenes”, “making of”, and any and all other documentary or short form content concerning each Project, and all footage, “bloopers”, trims and outtakes of each of the foregoing);

(b)                all physical embodiments of such Project or its elements in whatever state of completion, wherever located (including in any film laboratory or storage facility owned or controlled by Seller or any other Person), in any video, audio or other format now existing or hereafter developed;

(c)                the statutory and common law copyrights for such Project and underlying materials for such Project, in all territories of the world, and any and all copyright registrations and applications for registration for such Project and any such materials filed in all territories of the world (collectively, the “Copyright”);

(d)                all trademarks and patents (if any) relating to such Project or any of the elements thereof and any other intellectual property rights therein that do not comprise third party intellectual rights;

(e)                all negatives, prints and all other materials and personal property (including props) constituting or used in connection with such Project, including, without limitation, those elements which are stored by the relevant distributor (or the applicable rights therein);

(f)                 all rights to manufacture, distribute, license, exhibit, market, promote, reissue, repackage, and otherwise exploit such Project, in all languages, by any and all means and devices now known or hereafter devised, and howsoever accessed by the viewer, and to otherwise exploit such Project in all media, whether now known or hereafter existing and howsoever accessed, including, without limitation, theatrical, home video, pay, cable and free television, the internet, computers, hand held devices, cell phones and other accessing devices; and all rights to license and exploit such Project in all ancillary markets (including, without limitation, hotels, airlines, ships, military bases, etc.);

(g)                all merchandising rights with respect to such Project, including, without limitation the right to merchandise and license such Project (including its characters and elements) in connection with the manufacture, distribution, license, sale, advertising, promotion and other exploitation of products, goods, services and commercial activities, co-promotions and tie-ins (and the advertising and promotion thereof) that use, embody or are based on such Project (including its characters and elements), including, without limitation, apparel, accessories, toys, activities, games, video games, wireless games, wireless downloads, electronics, interactive software, collectibles, novelties, souvenir, household items, jewelry, food products and services, stationary, posters and other paper goods, office and school supplies;

(h)                except for those actions set forth in Section 4.8 of the Disclosure Schedule, any claims or Actions filed, pending or anticipated by Seller or hereafter pursued by Seller or, after Closing, Buyer, in connection with each Project for the benefit of Seller or Buyer that might positively impact the ownership of, the ability to generate and retain for Seller or Buyer the benefit of any and all rights thereof, including all claims for copyright royalties under CRT and CARP proceedings and similar proceedings throughout the world;

(i)                 all liens, security interests and other legal encumbrances against each Project held by or for the benefit of Seller;

(j)                 all Contracts primarily relating to the Projects and rights of Seller thereunder;

(k)                all claims and all interest in claims relating to, arising under or in connection with, the Projects;

(l)                 all other rights to exploit such Project and any and all elements thereof not expressly provided for hereunder, including, but not limited to, distribution rights, sales agency rights, intellectual property rights, reversion rights therein or related thereto (and encompassing all rights which would otherwise have been recaptured after the expiration of any licenses or grant of rights in the Projects to any third parties, or otherwise), as well as all electronic publishing, print publication, music publishing, soundtrack rights separate from such Project, live-television, radio and dramatic rights, legitimate theater rights, non-theatrical rights, all rights related to home video, DVD, and interactive, CD-ROM, internet and computer rights, both linear and non-linear; novelization, and publication rights, commercial sponsorships and other ancillary or allied rights, and all rights in the underlying literary, dramatic and musical material contained in such Project or upon which such Project is based, in all cases in the form owned by Seller as of the Closing Date;

(m)              all information, files, books and records, accounting statements, data, contracts and recorded knowledge, in each case to the extent and in the form owned by Seller as of the date hereof, relating to the Projects; and

(n)                all chain of title documentation and records in the possession of Seller, including all rights and financial documentation, all U.S. and foreign copyright certificates for each Project all reasonably available and necessary releases and permits for the production, distribution, and broadcast of the Projects; copies of all reasonably available underlying talent and rights agreements; and such other chain-of-title documentation for the Projects.

“Purchase Price” means the Initial Purchase Price plus the Additional Purchase Price.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Related Person” means, with respect to any Person, (a) any Affiliate of such Person, (b) any Person that serves as a director, officer, partner, executor, or trustee of such Person (or in any other similar capacity), (c) any Person with respect to which such Person serves as a general partner or trustee (or in any other similar capacity), (d) any Person that has direct or indirect beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 10% of the outstanding voting power or equity securities or other equity interests representing at least 10% of the outstanding equity interests (a “Material Interest”) in such Person and (e) any Person in which such Person holds a Material Interest.

“Representatives” means, as to any Person, such Person and its directors, officers, managers, partners, members, equity holders, Affiliates, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors.

“Required Consents” has the meaning set forth in Section 2.5.

“Residuals” means payment obligations (including, without limitation, so called “residuals”, “re-use” fees and “separated rights” payments) owed by Seller as required under any applicable collective bargaining agreement in respect of each.

“R&W Insurance Policy” has the meaning set forth in Section 9.8.

“Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law, and whether perfected or unperfected).

“Seller” has the meaning set forth in the Preliminary Statement.

“Seller Ancillary Agreement” means any agreement, document or certificate of Seller executed and delivered pursuant to this Agreement or in connection with the Closing.

“Seller Certification” has the meaning set forth in Section 8.1(a).

“Seller Disclosure Schedule” has the meaning set forth in Article IV.

“Seller’s Knowledge”, “to the Knowledge of Seller”, “Knowledge” or “Known to” means the actual knowledge of David Ellender and Chan Park.

“Seller Material Adverse Effect” means any event, change, effect, circumstance or occurrence that, individually or in the aggregate: (a) is or is reasonably likely to be materially adverse to the value or utility of the Purchased Assets, taken as a whole, including their use by the Buyer after Closing; or (b) materially impairs the ability of Seller to consummate the transactions contemplated by this Agreement or the Ancillary Agreements; provided, however, that a “Seller Material Adverse Effect” shall not include any adverse event, change, effect, circumstance or occurrence resulting from or arising out of: (i) actions taken or failed to be taken by Seller at the request of Buyer; (ii) changes in general legal, tax, regulatory, political or business conditions in any country or region; (iii) any failure by the Purchased Assets to meet any projections, guidance, estimates, forecasts or milestones for or during any period ending on or after the date hereof, but not including any underlying causes thereof; (iv) changes in accounting standards (or the interpretation thereof); (v) changes in conditions in the U.S. or global economy, capital, financial or credit markets generally, including changes in interest or exchange rates; (vi) epidemics, pandemics or disease outbreaks, including COVID-19, or COVID-19 Measures or any change in COVID-19 Measures or interpretations thereof; and (vii) the Assignment; provided that in the case of each of clauses (ii) or (iv) such event, change, effect, circumstance or occurrence shall be taken into account in determining whether there has been a “Seller Material Adverse Effect” to the extent that such event, change, effect, circumstance or occurrence has a disproportionate and material adverse impact on the business or operations of Seller or the Purchased Assets, taken as a whole, compared to other similar companies or assets in the Seller’s industry.

“Seller-Related Parties” means Seller and its Affiliates, Related Persons, and Representatives, and the owners, equity holders, officers, directors, members, managers, employees, agents, divisions, contractors, invitees, servants, representatives, successors and assigns of each of the foregoing.

“Slate Cash Flow” means, with respect to any Project in the Sonar Development Slate, the amount, calculated on a cumulated basis, equal to (a) all gross amounts received by or credited to Buyer or its Affiliates relating to the exploitation of such Sonar Development Slate Project or any rights therein, less (b) all third party, direct out-of-pocket costs actually incurred by Buyer in connection with such Sonar Development Slate Project (including cash disbursements paid by the Buyer for Participations and Residuals arising from the amounts described in the foregoing clause (a)).

“Sonar Development Slate” means the Projects set forth on Schedule 3.1.3.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Straddle Period Taxes” has the meaning set forth in Section 11.1.

“Survival Date” has the meaning set forth in Section 9.4(a).

“Taboo 2 Business Cash Flow” means the amount, calculated on a cumulated basis, equal to (a) all gross amounts received by or credited to Buyer or its Affiliates from the Taboo 2 Project, less (b) all third party, direct out-of-pocket costs actually incurred by Buyer in connection with the Taboo 2 Project (including cash disbursements paid by the Buyer for Participations and Residuals arising from the amounts described in the foregoing clause (a). Schedule 4 includes current projections of Taboo 2 Business Cash Flow.

“Taboo 2 Project” means season 2 of the Project entitled Taboo.

“Tax Apportionment Estimate” has the meaning set forth in Section 11.1.

“Tax Audit” means any audit or examination by any Taxing Authority.

“Tax Returns” means all reports, returns, declarations, statements, forms or other information required to be filed or supplied to a Taxing Authority in connection with Taxes, including any informational return, claim for refund, amended return or declaration of estimated Tax.

“Taxes” means all taxes, including income, gross receipts, ad valorem, value-added, excise, real property taxes and assessments (including documentary transfer tax and so-called Mello-Roos assessments), personal property, sales, use, transfer, stamp, withholding, windfall profit, severance, payroll, employment, production, environmental, alternative or add-on minimum, escheat payments, license and franchise taxes, custom, duty or governmental fee or other like assessment or charge of any kind whatsoever, imposed by a Governmental Entity, and any interest, penalties, assessments or additions to tax or additional amounts thereto.

“Taxing Authority” means any applicable Governmental Entity responsible for the imposition of Taxes.

“Third Party Consents” has the meaning set forth in Section 2.5.

“Total Purchase Price” means an amount equal to (a) the Initial Purchase Price, plus (b) the total estimated outstanding balance under the Contracted Current TV Business Cash Flow as of the Closing, plus (c) the total estimated outstanding balance under the Library Accounts Receivable as of the Closing, plus (d) $25.8 million.

“Trademark Assignment” has the meaning set forth in Section 8.1(g).

“Transactions” means the transactions contemplated in this Agreement and the Ancillary Agreements.

“Transfer Taxes” has the meaning set forth in Section 3.1.8.

EXHIBIT 1

RHIE Holdings Inc.

SONAR CANADA US LLC

Sonar Entertainment, LLC

Blistering Montage, LLC

HEGOA Inc.

Independent Projects, Inc.

NGP Holding, Inc.

Sandman Productions, LLC

Sonar Capital 1, LLC

Sonar Entertainment Distribution, LLC

Sonar Entertainment Holdings III, LLC

Sonar Entertainment Productions, LLC

Sonar International Distribution Inc.

HEP SS Music, Inc.

Library Storage Inc.

SLB Productions, Inc.

Sonar Entertainment Sub Distribution, LLC

ALIEN XMAS PRODUCTIONS, LLC

Don Quixote, Inc.

HE Pro Tunes, Inc.

HEP Music, Inc.

Hodges Productions, LLC

Metropolitan Productions, Inc.